SECOND AMENDED AND RESTATED CREDIT AGREEMENT

     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 26, 2003 (this "Agreement"), is entered into by and among: (1) WILD OATS MARKETS, INC., a Delaware corporation (the "Borrower"); (2) each of the financial institutions from time to time listed in Schedule I hereto (each a "Lender", and collectively, the "Lenders"); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), L/C Issuer and Swing Line Lender.

RECITALS

     A.     The Borrower and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement (the "Prior Credit Agreement"), dated as of August 1, 2000, by and among, inter alia, (1) the Borrower; (2) each of the financial institutions parties thereto as lenders (the "Prior Lenders"); and (3) the Administrative Agent, as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of October 17, 2001, as further amended by that certain Amendment No. 2 to Amended and Restated Credit Agreement, dated as of November 12, 2001, as further amended by that certain Amendment No. 3 to Amended and Restated Credit Agreement, dated as of December 14, 2001 and as further amended by that certain Amendment No. 4 to Amended and Restated Credit Agreement, dated as of July 26, 2002.

     B.     Pursuant to the Prior Credit Agreement, the Prior Lenders (and the Swing Line Lender (as defined in the Prior Credit Agreement), in the case of clause (iii) of this Recital B) have made available to the Borrower a term loan, revolving loan and swing line loan credit facility (the "Prior Credit Facility"), of which $36,959,375.34 is outstanding thereunder as of February 26, 2003.

     C.     In addition, pursuant to the Prior Credit Agreement, the Issuing Lender (as defined in the Prior Credit Agreement) has issued for the account of the Borrower the standby letters of credit described on Schedule II to this Agreement (collectively, the "Prior Letters of Credit"), of which $4,058,990.00 is issued and outstanding as of February 26, 2003.

     D.     The Borrower has requested (i) that the Prior Lenders sell and assign to the Lenders, and the Lenders purchase and assume from the Prior Lenders, each of the Prior Lenders’ proportionate shares of the loans made by such Prior Lenders under the Prior Credit Facility (such loans, collectively, the "Prior Loans") and (ii) immediately after the purchase of such Prior Loans by the Lenders from the Prior Lenders, that the Administrative Agent and the Lenders amend and restate the Prior Credit Agreement and related documents (collectively, the "Prior Credit Documents") to make available to the Borrower an amended and restated credit facility to (i) amend and restate the obligations of the Borrower with respect to the Prior Loans and (ii) provide additional financing for the Borrower’s working capital and general corporate purposes. In connection therewith, the Borrower has also requested that the Prior Letters of Credit become "Letters of Credit" issued and outstanding hereunder.

     E.     The Lenders are willing to purchase from the Prior Lenders the Prior Loans, and the Administrative Agent and the Lenders are willing to immediately thereafter amend and restate the Prior Credit Agreement to provide the Borrower with such amended and restated credit facility upon the terms and subject to the conditions set forth herein; for convenience the Prior Credit Agreement is being amended and restated with the understanding that the collateral securing the obligations of the Borrower and the other Loan Parties under the Prior Credit Agreement and the Prior Credit Documents for all purposes will continue to secure the obligations of the Borrower and the other Loan Parties arising under this Agreement and the other Credit Documents.

AGREEMENT

     NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I.      INTERPRETATION.

     1.01.     Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

     "Acquired Company" shall mean the Person whose assets or Equity Securities are the subject of an Acquisition.

     "Acquisition" shall mean any transaction, or any series of related transactions, consummated after the Closing Date, by which the Borrower and/or any of the other Loan Parties directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through purchase of assets, merger or otherwise; (b) acquires control of the Equity Securities of a Person engaged in an ongoing business representing more than 50% of the total voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body; or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person engaged in an ongoing business that is not managed by a board of directors or other governing body.

     "Acquisition-Related Indebtedness" shall mean:

          (a)     Indebtedness of an Acquired Company that is owed to a Person that is not the seller of the Acquired Company, or an Affiliate of such seller and that is either unsecured or is secured solely by a Permitted Lien described in Section 5.02(b)(vii), (ix) or (xx); or

          (b)     Seller Indebtedness that is owed to a Person that is not the seller of the Acquired Company, or an Affiliate of such seller and that is either unsecured or is secured solely by a Permitted Lien described in Section 5.02(b)(vii).

     "Adjusted Leverage Ratio" shall mean, as of any date of determination, the ratio of (a) the sum of (i) Average Total Funded Debt as of that date plus (ii) six (6) times Net Rents for the four Fiscal Quarter period most recently ended, to (b) EBITDAR for the four Fiscal Quarter period most recently ended (excluding (i) any Executive Contract Expense for such period and (ii) Rental Expense for such period not otherwise constituting Net Rents).

     "Administrative Agent" shall have the meaning given to that term in clause (3) of the introductory paragraph.

     "Administrative Agent’s Fee Letter" shall mean the letter agreement dated as of December 11, 2002, between the Borrower and the Administrative Agent regarding certain fees payable by the Borrower to the Administrative Agent.

     "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, joint venturers and partners; provided, however, that in no case shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower or any of its Subsidiaries for purposes of this Agreement. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "After-Tax Basis" means, with respect to any payment received or deemed to have been received by any Person under Section 2.12, the amount of such payment (the "base payment") supplemented by a further payment (the "additional payment") to that Person so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (taking into account any current credits or deductions arising therefrom and the timing thereof), be equal to the base payment. Such calculations shall be made on the basis of the amounts of such taxes actually required to be paid by or on behalf of the recipient.

     "Agreement" shall have the meaning given to that term in the introductory paragraph.

     "Applicable Lending Office" shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans, its Domestic Lending Office, and (b) in the case of its LIBOR Loans, its Eurodollar Lending Office.

     "Applicable Margin" shall mean, with respect to each Loan, the per annum margin which is determined pursuant to the Pricing Grid and added to the Base Rate or LIBOR Rate, as the case may be, for such Loan; provided, however, that each Applicable Margin determined pursuant to the Pricing Grid shall, at the election of the Required Lenders, be increased by two percent (2.00%) on the date an Event of Default occurs and shall continue at such increased rate unless and until such Event of Default is waived in accordance with this Agreement. The Applicable Margin shall be determined and, as applicable, shall change as provided in the Pricing Grid.

     "Assignee Lender" shall have the meaning given to that term in Section 8.05(c).

     "Assignment" shall have the meaning given to that term in Section 8.05(c).

     "Assignment Agreement" shall have the meaning given to that term in Section 8.05(c).

     "Assignment Effective Date" shall have, with respect to each Assignment Agreement, the meaning set forth therein.

     "Assignor Lender" shall have the meaning given to that term in Section 8.05(c).

     "Average Total Funded Debt" shall mean, as of the end of any Fiscal Quarter, the average Fiscal Month end balance of Total Funded Debt for such Fiscal Quarter.

     "Back-Up Letter of Credit" shall have the meaning given to that term in Section 2.02(g).

     "Base Rate" shall mean, on any day, the greater of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate for such day plus one-half percent (0.50%).

     "Base Rate Loan" shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (i) of Section 2.01(c).

     "Borrower" shall have the meaning given to that term in clause (1) of the introductory paragraph.

     "Borrowing" shall mean a Revolving Loan Borrowing or a Swing Line Borrowing, as the context may require.

     "Business Day" shall mean any day on which (a) commercial banks are not authorized or required to close in San Francisco, California, New York, New York or Denver, Colorado, and (b) if such Business Day is related to a LIBOR Loan, dealings in Dollar deposits are carried out in the London Eurodollar Market.

     "Canadian Dollars" shall mean the lawful currency of Canada.

     "Capital Adequacy Requirement" shall have the meaning given to that term in Section 2.11(d).

     "Capital Expenditure" shall mean any expenditure by the Borrower or any of its Subsidiaries for fixed or capital assets which, in accordance with GAAP, would be classified as a capital expenditure in the financial statements of the Borrower and its Subsidiaries including any amount that is required to be treated as an asset subject to a Capital Lease and whether such expenditure relates to the maintenance, relocation, remodel or new construction of any Store or otherwise but in any event "Capital Expenditures" shall not include expenditures to the extent they consist of (i) Equity Securities issued by any Loan Party, (ii) Net Cash Issuance Proceeds, (iii) net insurance or condemnation proceeds, (iv) proceeds of asset sales made in accordance with this Agreement and (v) amounts expended in connection with Acquisitions permitted by Section 5.02(d).

     "Capital Leases" shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

     "Cash" shall mean, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP.

     "Cash Collateralize" shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the Obligations, cash or deposit account balances in an amount equal to the L/C Obligations pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have a corresponding meaning.

     "Cash Equivalents" shall mean:

          (a)     Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed or insured by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

          (b)     time deposits, certificates of deposit or bankers’ acceptances, in each case maturing within one year from the date of acquisition thereof and issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (i) such deposits are denominated in Dollars or Canadian Dollars and (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 at the time of acquisition thereof;

          (c)     Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Group or P-1 (or its equivalent) by Moody’s Investors Service, Inc. at the time of acquisition thereof;

          (d)     Repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above at the time of acquisition thereof;

          (e)     Securities with a maturities of one year or less from the date of acquisition issued or fully guaranteed by any state or commonwealth of the United States of America, or by any political subdivision or taxing authority thereof and rated at least Aa (or its equivalent) by Moody’s Investor Service, Inc. or AA (or its equivalent) by Standard and Poor’s Rating Group; and

          (f)     Investments in money market or mutual funds that invest exclusively in the foregoing items.

     "Change in Management" shall mean the cessation for any reason of Perry Odak to hold the office of Chief Executive Officer (or, if there then is no such office or occupant of such office, the office of President) of the Borrower and the failure of the Borrower to appoint a successor reasonably acceptable to the Required Lenders within the one-hundred twenty (120) day period following such cessation; provided, however, that such one-hundred twenty (120) day period shall be extended by the number of days in the period beginning on the day that the Borrower has notified the Administrative Agent of a proposed successor pursuant to Section 5.01(k) and ending on the day upon which the Administrative Agent has notified the Borrower whether such proposed successor is reasonably acceptable to the Required Lenders.

     "Change of Control" shall mean an event or series of events by which:

          (a)     any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, directly or indirectly, of 35% or more of the combined voting power of the Equity Securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis;

          (b)     at any time after the Closing Date, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date, (ii) whose election or nomination to that board or equivalent governing body was approved or ratified by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved or ratified by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

          (c)     any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that results in such Person or Persons exercising, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Equity Securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis representing 35% or more of the combined voting power of such securities; provided however, that notwithstanding the provisions of this clause (c), any contract or arrangement to which the Borrower is a party (i) providing solely for the acquisition of control upon or after consummation of a Reorganization Plan or (ii) that provides for or is conditioned upon payment in full in cash of all Obligations shall not be deemed to be a "Change of Control"; or

          (d)     there shall occur a "change in control" (or term of like import) as defined in any document governing Indebtedness of the Borrower in excess of $20,000,000 which gives the holders of such Indebtedness the right to accelerate or otherwise require payment or purchase of such Indebtedness prior to the maturity date thereof.

     "Change of Law" shall have the meaning given to that term in Section 2.11(b).

     "Closing Date" shall mean the date, not later than February 26, 2003, designated by the Borrower in the initial Notice of Borrowing as the date for the initial Borrowing or the date for the initial issuance of a Letter of Credit (including the deemed issuance of a Prior Letter of Credit hereunder).

     "Collateral" shall mean all present and future real and personal property of the Borrower and the Guarantors (other than Excluded Collateral and any real property with a fair market value less than $1,000,000 (including the value of any improvements thereon)) and including without limitation the Pledged Collateral, the Leasehold Collateral and all property in which the Administrative Agent or any Lender has or hereafter acquires a Lien to secure the Obligations.

     "Collateral Certificate" shall mean a Collateral Certificate in the form of Exhibit L, appropriately completed and duly executed by the Borrower.

     "Commitment Fee Percentage" shall mean, with respect to the Commitments at any time, the per annum percentage which is used to calculate Commitment Fees for such Commitments. The Commitment Fee Percentages shall be determined as provided in the Pricing Grid and may change for each Fiscal Quarter.

     "Commitment Fees" shall have the meaning given to that term in Section 2.05(b).

     "Commitment Increase Agreement" shall have the meaning given to that term in Section 2.01(h).

     "Commitments" shall mean, with respect to each Lender, the Dollar amount set forth under the caption "Commitment" opposite such Lender’s name on Part A of Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.

     "Compliance Certificate" shall have the meaning given to that term in Section 5.01(a)(iii).

     "Contingent Obligation" shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) consisting of required cash contributions of that Person as a partner or joint venturer in any partnership or joint venture, (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of "Guaranty Obligation") be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iv) of this definition be marked to market on a current basis.

     "Contractual Obligation" of any Person shall mean any binding and enforceable indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

     "Control Account Agreement" shall have the meaning given to such term in the Security Agreement.

     "Corporate Headquarters" shall mean the real property that the Borrower leases and uses as its corporate headquarters from time to time. As of the Closing Date, the Corporate Headquarters are located at 3375 Mitchell Lane, Boulder, Colorado 80301.

     "Credit Documents" shall mean and include (a) this Agreement, the Notes, the Guaranty, the Security Documents, each Instrument of Joinder, each Subordination Agreement (if any), each Letter of Credit Application, each Notice of Borrowing, each Notice of Revolving Loan Interest Period Selection, each Notice of Revolving Loan Conversion, each Compliance Certificate, each Lender Rate Contract, the Collateral Certificate and the Administrative Agent’s Fee Letter; (b) all other documents, instruments and agreements delivered to the Administrative Agent or any Lender pursuant to Section 3.01; and (c) all other documents, instruments and agreements delivered by any Loan Party to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document on or after the date of this Agreement.

     "Credit Event" shall mean (a) the making of any Loan (including a Swing Line Loan), (b) the issuance of a Letter of Credit, (c) the making of an L/C Credit Extension, (d) the conversion of any Loan into a LIBOR Loan or (e) the selection of a new Interest Period for any LIBOR Loan.

     "Debtor Relief Laws" shall mean the Bankruptcy Code of the United States of America, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.

     "Default" shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

     "Defaulting Lender" shall mean a Lender which has failed to fund its portion of any Borrowing which it is required to fund under this Agreement and has continued in such failure for three (3) Business Days.

     "Deficiency" shall have the meaning given to that term in Section 2.01(h).

     "Deposit Account" shall have the meaning given to that term in Article 9 of the UCC.

     "Depositary Bank" shall mean any bank or other financial institution where a Loan Party maintains a Deposit Account.

     "Designated Asset Sale Proceeds" shall mean, for any Fiscal Year of the Borrower, the Net Proceeds payable to the Loan Parties from the sale of assets during such Fiscal Year, other than any sale permitted by clauses (i) or (iv) through (xiii) of Section 5.02(c).

     "Designated Eurodollar Market" shall mean, with respect to any LIBOR Loan, the London Eurodollar Market.

     "Disqualified Stock" shall mean any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

     "Distributions" shall mean dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of any Loan Party or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount is calculated with reference to the fair market or equity value of any Loan Party), but excluding dividends payable solely in shares of common stock of any Loan Party.

     "Dollars" and "$" shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.

     "Domestic Lending Office" shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s Base Rate Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Base Rate Loans will thereafter be made.

     "Domestic Subsidiary" shall mean each direct or indirect Subsidiary of the Borrower which is organized under the laws of the United States of America or any state thereof.

     "EBITDA" shall mean, for any period, the sum of the following items of the Loan Parties (determined on a consolidated basis without duplication): (a) Net Income after tax for such period, (b) Interest Expense for such period, (c) depreciation and amortization for such period, (d) all other non-cash items (less non-cash gains) for such period, (e) income tax expense for such period, (f) all extraordinary items, and (g) nonrecurring expenses and charges of the Loan Parties related to the closing of this Agreement; provided, however, that in the event any Loan Party makes an Acquisition of a Subsidiary during such period permitted under the Credit Documents, EBITDA for such period shall be calculated on a pro forma basis, based on the actual results of such acquired Subsidiary as if such Acquisition had occurred on the first day of such period.

     "EBITDAR" shall mean, with respect to any fiscal period, EBITDA for that fiscal period plus Rental Expense of the Borrower and its Subsidiaries for that fiscal period (determined on a consolidated basis without duplication).

     "Effective Amount" shall mean (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     "Eligible Assignee" shall mean a Person which is (a) a commercial bank organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, or (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary.

     "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

     "Environmental Damages" shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and reasonable attorneys’ fees and consultants’ fees, that are incurred at any time as a result of the existence of any Hazardous Material upon, about or beneath any real property owned or occupied by the Borrower or any other Loan Party or migrating or threatening to migrate to or from any such real property, or arising from any investigation, proceeding or remediation of any location at which the Borrower or any other Loan Party or any predecessors to the Borrower’s or any other Loan Party’s operations are alleged to have directly or indirectly disposed of Hazardous Materials or arising in any manner whatsoever out of any violation of Environmental Laws.

     "Environmental Laws" shall mean the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, "CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to the protection of the environment, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

     "Equity Securities" of any Person shall mean (a) any common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) any warrants, options or other rights to acquire any of the foregoing.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" shall mean any Person which is treated as a single employer with the Borrower under Section 414 of the IRC.

     "Eurodollar Lending Office" shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s LIBOR Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans will thereafter be made.

     "Eurodollar Market" shall mean a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

     "Event of Default" shall have the meaning given to that term in Section 6.01.

     "Evergreen Letter of Credit" shall have the meaning given to that term in Section 2.02(b).

     "Excluded Collateral" shall mean the following: (a) all now existing or hereinafter created leaseholds interests of the Borrower or any Subsidiary of the Borrower which are not, as of the Closing Date, subject to the Leasehold Mortgages, (b) Store Deposit Accounts so long as all collected funds deposited in such Store Deposit Accounts in excess of the sum of (i) $500,000 plus (ii) $5,000 for each Store in excess of 99 Stores shall be electronically transferred on a daily basis to a concentration or other account upon which the Administrative Agent has a first priority perfected Lien subject only to Permitted Liens and any Liens contained in a Control Account Agreement (if any) pertaining to such concentration account, and (c) Net Cash Issuance Proceeds with respect to the issuance by the Borrower of Equity Securities on September 4, 2002, and any account where such Net Cash Issuance Proceeds may at any time be maintained and not commingled with other funds of the Borrower.

     "Executive Contract Expense" shall mean the one-time expense or charge, in the form of a bonus (not to exceed an amount equal to then outstanding principal balance of the Executive Note, plus accrued interest thereon), relating to the forgiveness of all or any portion of the indebtedness arising under the Executive Note.

     "Executive Note" shall mean that certain Promissory Note dated as of March 6, 2001 made by Perry D. Odak in favor of the Borrower in the principal amount of Nine Million Two Hundred Eighty-Seven Thousand Two Hundred Thirty Dollars and Fifteen Cents ($9,287,230.15) and incurred in connection with Mr. Odak’s employment contract with the Borrower.

     "Exempt Subsidiary" shall mean (a) a Tax Preferred Subsidiary or (b) an Inactive Subsidiary.

     "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     "Financial Statements" shall mean, with respect to any accounting period for any Person, statements of income, retained earnings, shareholders’ equity or partners’ capital and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audited financial statements, all prepared in reasonable detail and in accordance with GAAP.

     "Fiscal Month" shall mean any month of any Fiscal Quarter consistent with GAAP.

     "Fiscal Quarter" shall mean the fiscal quarter of the Borrower consisting of 13 or 14 weeks ending on or about each March 31, June 30, September 30 and December 31.

     "Fiscal Year" shall mean the fiscal year of the Borrower consisting of 52 or 53 weeks ending on the Saturday nearest each December 31.

     "Fixed Charge Coverage Ratio" shall mean, as of any date of determination, the ratio of (a) EBITDAR for the four Fiscal Quarter period most recently ended (excluding any Executive Contract Expense for such period) minus Maintenance Capital Expenditures made by the Loan Parties during such period minus taxes paid in cash by the Loan Parties during such period to (b) Fixed Charges for the four Fiscal Quarter period most recently ended.

     "Fixed Charges" shall mean, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following items: (a) Interest Expense for such period, plus (b) Rental Expense for such period, plus (c) scheduled payments (including at maturity) of principal on Indebtedness (other than Permitted Insurance Premium Indebtedness), to the extent actually paid during such period (excluding (i) for all periods through Borrower’s Fiscal Quarter ending September, 2003, amounts outstanding under the Prior Credit Agreement, and (ii) amounts outstanding under this Agreement that would otherwise be due twelve (12) months prior to the Maturity Date), plus (d) the portion of payments, other than optional payments, made under Capital Leases that should be treated as payment of principal in accordance with GAAP, to the extent actually paid in cash during such period, plus (e) the Synthetic Lease Principal Component, to the extent actually paid during such period.

     "Foreign Plan" shall mean any employee benefit plan maintained by the Borrower or any of its Subsidiaries which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States of America.

     "Foreign Subsidiary" shall mean each direct or indirect Subsidiary of the Borrower which is organized in a jurisdiction other than the United States of America or any state thereof.

     "GAAP" shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time and applied as set forth in Section 1.02.

     "Governmental Authority" shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

     "Governmental Authorization" shall mean any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

     "Governmental Charges" shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

     "Governmental Rule" shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

     "Guarantor" shall mean each direct or indirect Domestic Subsidiary of the Borrower which executes the Guaranty or an Instrument of Joinder thereto.

     "Guaranty" shall mean the Second Amended and Restated Subsidiary Guaranty to be executed by the Borrower’s Domestic Subsidiaries (other than Exempt Subsidiaries) in favor of the Administrative Agent, substantially in the form of Exhibit G, as the same may be from time to time be supplemented, modified, amended, extended or supplanted.

     "Guaranty Obligation" shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, or dividend (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.

     "Hazardous Materials" shall mean all pollutants, contaminants and other materials, substances and wastes which are classified or regulated as "hazardous," "toxic" or similar descriptions under any Environmental Law.

     "Honor Date" shall have the meaning given to that term in Section 2.02(c)(i).

     "Inactive Subsidiary" shall mean a Subsidiary of the Borrower that (a) is not engaged in any active or passive business and (b) holds total assets of $100,000 or less.

     "Increase Effective Date" shall have the meaning given to that term in Section 2.04(b)(ii).

     "Increased Commitment Date" shall have the meaning given to that term in Section 2.01(h).

     "Increasing Lender" shall have the meaning given to that term in Section 2.01(h).

     "Indebtedness" of any Person shall mean, without duplication:

          (a)     All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);

          (b)     All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price);

          (c)     All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the Lender under such agreement in the event of default are limited solely to repossession or sale of such property);

          (d)     All obligations of such Person as lessee under or with respect to Capital Leases;

          (e)     All Synthetic Lease Obligations of such Person;

          (f)     All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments;

          (g)     All net obligations of such Person, contingent or otherwise, under or with respect to Rate Contracts; provided, that the amount of Indebtedness of the type referred to in this clause (g) of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment, if any, due thereunder by such Person;

          (h)     All Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (g) above and all other Contingent Obligations of such Person; and

          (i)     All obligations of other Persons of the types described in clauses (a) - (h) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations; provided, however, that, for purposes of determining the amount of any Indebtedness of the type described in this clause, if recourse with respect to such Indebtedness is limited to specific property financed with such Indebtedness, the amount of such Indebtedness shall be limited to the fair market value (determined on a basis reasonably acceptable to the Administrative Agent and the Borrower) of such property or the principal amount of such Indebtedness, whichever is less.

     "Instrument of Joinder" shall mean an instrument of joinder executed by each Subsidiary that becomes a party to the Guaranty, Pledge Agreement or Security Agreement, as applicable, subsequent to the Closing Date.

     "Intangible Assets" shall mean assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

     "Interest Expense" shall mean, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP, plus (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP, plus (c) the Synthetic Lease Interest Component for such period, plus (d) the net amounts payable (or minus the net amounts receivable) under Rate Contracts accrued during such period (whether or not actually paid or received during such period).

     "Interest Period" shall mean, with respect to any LIBOR Loan, the time periods selected by the Borrower pursuant to Section 2.01(b) or Section 2.01(d) which commences on the first day of such Loan or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.01(e) which commences on the last day of the immediately preceding time period and ends on the last day of that time period.

     "Investment" of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any indebtedness of such Person of the type described in clause (h) of the definition of "Indebtedness" on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales of inventory in the ordinary course of such Person’s business, or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.

     "IRC" shall mean the Internal Revenue Code of 1986.

     "L/C Advance" shall mean, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Proportionate Share.

     "L/C Borrowing" shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

     "L/C Credit Extension" shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

     "L/C Issuer" shall mean Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

     "L/C Obligations" shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

     "Landlord Consent" shall mean, collectively, the owner/landlord consents previously delivered to the Administrative Agent in connection with the Prior Credit Agreement and pertaining to the Leasehold Mortgages.

     "Leasehold Collateral" shall mean the Borrower’s or any Subsidiary’s leasehold interests in each of the Stores listed in Part C of Schedule 4.01(h) hereto.

     "Leasehold Mortgages" shall mean, collectively, each leasehold mortgage or deed of trust, as applicable, previously executed by the Borrower and its Domestic Subsidiaries (other than Exempt Subsidiaries) in connection with the Prior Credit Agreement and covering the Leasehold Collateral.

     "Lender Rate Contract(s)" shall mean one or more Rate Contracts with respect to the Indebtedness evidenced by this Agreement between the Borrower and one or more of the Lenders, on terms acceptable to the Borrower and that Lender or Lenders. Each Lender Rate Contract shall be a Credit Document and shall be secured by the Liens created by the Security Documents to the extent set forth in Section 2.14(a).

     "Lenders" shall have the meaning given to that term in clause (2) of the introductory paragraph and includes the L/C Issuer and the Swing Line Lender (unless the context otherwise requires).

     "Letter of Credit" shall mean any standby letter of credit issued hereunder to secure an obligation of the Borrower which is or relates solely to the payment of money.

     "Letter of Credit Application" shall mean an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

     "Letter of Credit Fee" shall mean, with respect to each Letter of Credit, the per annum fee which is determined pursuant to the Pricing Grid.

     "Letter of Credit Sublimit" shall mean an amount equal to the lesser of (a) the Total Commitment and (b) Ten Million Dollars ($10,000,000). The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitment.

     "Leverage Ratio" shall mean, as of any date of determination, the ratio of (a) the sum of (i) Average Total Funded Debt as of that date plus (ii) six (6) times total Rental Expenses for the four Fiscal Quarter period most recently ended, to (b) EBITDAR for the four Fiscal Quarter period most recently ended.

     "LIBOR Loan" shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (ii) of Section 2.01(c).

     "LIBOR Rate" shall mean, with respect to any Interest Period for the LIBOR Loans in any Revolving Loan Borrowing consisting of LIBOR Loans, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the rate per annum appearing on the Telerate Page 3750 (or any successor publication) on the second Business Day prior to the first day of such Interest Period at or about 11:00 a.m. (London time) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s discretion, (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the Designated Eurodollar Market or (ii) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 10:00 a.m. (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by the Administrative Agent as part of such Borrowing. The LIBOR Rate shall be adjusted automatically as to all LIBOR Loans then outstanding as of the effective date of any change in the Reserve Requirement.

     "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the UCC or comparable law of any jurisdiction.

     "Loan" shall mean a Revolving Loan or a Swing Line Loan.

     "Loan Account" shall have the meaning given to that term in Section 2.08(a).

     "Loan Parties" shall mean, collectively, the Borrower and each Guarantor.

     "Maintenance Capital Expenditures" shall mean Capital Expenditures other than expenditures related to the construction and opening of any New Store.

     "Margin Stock" shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, financial condition, performance or prospects of the Loan Parties, taken as a whole; (b) the ability of the Borrower individually or of the Borrower and the other Loan Parties taken as a whole to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents; (c) the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement taken as a whole; (d) the value of the Collateral, the Administrative Agent’s or any Lender’s security interest in a material portion of the Collateral or the perfection or priority of such security interests, or (e) the validity of any of the Credit Documents.

     "Material Subsidiary" shall mean any Subsidiary of the Borrower which, in any Fiscal Year, has Net Income equal to or greater than 10% of the total Net Income of the Borrower and all of its Subsidiaries for such Fiscal Year.

     "Maturity" or maturity" shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

     "Maturity Date" shall mean February 26, 2006 or such later date as extended pursuant to Section 2.01(h).

     "Multiemployer Plan" shall mean any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

     "Negative Pledge" shall mean a Contractual Obligation which contains a covenant binding on the Borrower or any of its Subsidiaries that prohibits Liens on any of its property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the property that is the subject of such Lien, (b) any such covenant contained in a Contractual Obligation relating to a particular property which affects only such property and (c) any such covenant that does not apply to Liens securing the Obligations.

     "Net Cash Issuance Proceeds" shall mean, with respect to the issuance of any Equity Securities by the Borrower or any of its Subsidiaries, the Cash proceeds received by or for the account of the Borrower or such Subsidiaries in consideration of such issuance net of (a) underwriting discounts and commissions actually paid to any Person not an Affiliate of the Borrower, (b) professional fees, disbursements and other expenses actually paid in connection therewith and (c) all taxes paid or payable by any Loan Party in connection with such issuance.

     "Net Income" shall mean with respect to any fiscal period, the net income of the Loan Parties determined in accordance with GAAP, consistently applied.

     "Net Proceeds" shall mean, with respect to any sale of any asset or property by any Person, the aggregate consideration received by such Person from such sale less the sum of (i) the actual amount of the fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person, (ii) the amount of any indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale and (iii) all taxes paid or payable by any Loan Party as a result of such sale.

     "Net Rents" shall mean, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all Rental Expense payable during such period minus (b) the sum of (i) Rental Expense on the Corporate Headquarters payable during such period, plus (ii) Rental Expense payable during such period on Stores identified on Schedule 1.01 for which any Loan Party has a leasehold obligation but which Stores are no longer occupied by any Loan Party as of the Closing Date, plus (iii) Rental Expense on the Store located at 2421 Broadway, New York, New York 10024-1706 payable during such period, plus (iv) Rental Expense on the Store located at 18040 Culver Drive, Irvine, California 92714 payable during such period, plus (v) Rental Expense on Stores vacated from time to time as a result of relocation payable during such period in an aggregate amount not to exceed $2,000,000 for such period; provided that for purposes of calculating Net Rents, the determination of whether or not a Store has been vacated as a result of a relocation shall be made by the Administrative Agent in its reasonable discretion, plus (vi) Rental Expense payable during such period under lease agreements in effect on the Closing Date with respect to properties identified on Schedule 1.01 and attributable to real property space adjacent to a Store for which any Loan Party has a leasehold obligation but which space is not occupied by any Loan Party; provided that the Borrower is using commercially reasonable efforts to sublease such real property space, plus (vii) Support Facility Rents.

     "New Lease" shall mean a lease or similar agreement entered into by Borrower and/or any of the other Loan Parties with respect to a New Store or contemplated New Store; provided, however, that none of the following shall constitute a "New Lease:

          (a)     any lease or similar agreement for a location at which the Borrower or any of the other Loan Parties operated a Store immediately prior to the execution of such lease or similar agreement;

          (b)     any lease executed by the Borrower or any other Loan Party in connection with the proposed opening of a New Store that is subsequently terminated, so long as (i) any obligation of the Borrower or such Loan Party to pay consideration to any party as part of such lease termination does not exceed $300,000 and (ii) prior to such termination, the Borrower or such Loan Party has not made any material expenditures with respect to the opening of such proposed New Store; or

          (c)     any lease executed by the Borrower or any other Loan Party in connection with the relocation of a Store to a site within geographic proximity to the original Store site, so long as the Borrower’s or such other Loan Party’s obligations with respect to the lease for the original Store site shall have been terminated or assumed in full and the Borrower or such Loan Party shall have no further liability therefor.

     "New Store" shall mean any Store that becomes part of the operations of the Borrower and/or any of the other Loan Parties subsequent to the Closing Date, whether such Store becomes part of such operations as a result of an Acquisition, direct purchase, construction and buildout, relocation, or otherwise; provided, however, that a "New Store" shall not include any Store acquired pursuant to an Acquisition permitted under Section 5.02(d) and subsequently closed (and the lease terminated) within one year from the date of such Acquisition.

     "Non-Continuing Lender" shall have the meaning given to that term in Section 2.01(h).

     "Nonrenewal Notice Date" shall have the meaning given to that term in Section 2.02(b)(iii).

     "Note" shall mean a Revolving Loan Note or a Swing Line Note.

     "Notice of Borrowing" shall mean a Notice of Revolving Loan Borrowing or a Notice of Swing Line Borrowing.

     "Notice of Revolving Loan Borrowing" shall have the meaning given to that term in Section 2.01(b).

     "Notice of Revolving Loan Conversion" shall have the meaning given to that term in Section 2.01(d).

     "Notice of Revolving Loan Interest Period Selection" shall have the meaning given to that term in Section 2.01(e).

     "Notice of Swing Line Borrowing" shall mean a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit D.

     "Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrower and its Subsidiaries to the Administrative Agent or any Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder.

     "Participant" shall have the meaning given to that term in Section 8.05(b).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permitted Indebtedness" shall have the meaning given to that term in Section 5.02(a).

     "Permitted Insurance Premium Indebtedness" shall mean Indebtedness incurred by the Borrower or any of its Subsidiaries to finance the payment of insurance premiums, provided that (a) the aggregate outstanding principal amount of such Indebtedness does not exceed $5,000,000 at any time, (b) such Indebtedness is incurred pursuant to (or is otherwise evidenced by) a written agreement between the Borrower or such Subsidiary and a Person regularly engaged in the business of financing insurance premiums payable by corporate entities (each, a "Premium Finance Agreement"), (c) the scheduled term of any such Indebtedness from the date of its incurrence does not exceed twelve (12) months, and (d) if secured, the Lien securing any such Indebtedness is (i) expressly limited to the right, title and interest of the Borrower or such Subsidiary in and to the applicable insurance policy (or policies) and any money that may at any time be due the Borrower or such Subsidiary under such policy (or policies) (x) as a result of a loss that reduces the unearned premiums, (y) as a return of the premium for such policy (or policies) or (z) as a dividend which becomes payable to the Borrower or such Subsidiary in connection with such policy (or policies) and (ii) by its terms (whether set forth in the Premium Finance Agreement or otherwise) expressly subject and subordinate to the interests (and Liens) of any applicable mortgagee of the Borrower or such Subsidiary and/or the loss payee of such policy (or policies).

     "Permitted Liens" shall have the meaning given to that term in Section 5.02(b).

     "Permitted Subordinated Indebtedness" shall mean all Indebtedness of the Loan Parties that is unsecured and that is subordinated to the prior payment in full in cash (including the Cash Collateralization of all outstanding Letters of Credit) of all Obligations under this Agreement and the other Credit Documents (including, without limitation, interest (including interest accruing after the filing of a petition seeking relief under any Debtor Relief Law), fees and expenses (including reasonable attorneys’ fees)) on the following terms as confirmed by the Administrative Agent upon review of the underlying debt documents: (a) such Indebtedness does not require scheduled principal payments prior to three years and six months from the Closing Date; (b) such Indebtedness does not mature less than three years and six months from the Closing Date; (c) such Indebtedness does not contain any mandatory prepayment or redemption provisions prior to three years and six months from the date of issuance or contain any sinking fund requirements other than in the event of a Change of Control or transfer of substantially all of the Loan Parties’ assets or operations; provided, however, that in the event of any such mandatory prepayment or redemption, no payments may be made to the holders thereof unless the Obligations have first been indefeasibly repaid in full; (d) such Indebtedness provides that it may only be accelerated on the condition that no payments may be made to the holders thereof unless the Obligations have first been indefeasibly repaid in full; (e) in the Administrative Agent’s reasonable opinion, the covenants, events of default and other provisions of such Indebtedness are not more restrictive than the covenants, events of default and other provisions contained in this Agreement and, in the case of financial covenants, are at least 20% less restrictive than the financial covenants contained in Section 5.03; and (f) in the Administrative Agent’s reasonable opinion, such Indebtedness contains (i) customary blockage provisions (e.g., no payment of principal, interest or other amounts if (A) one or more of the Loan Parties has filed a petition seeking relief under any Debtor Relief Law, (B) an Event of Default of the type contained in Section 6.01(a) has occurred and (C) any other Event of Default under Section 6.01 has occurred in which case the Lenders shall be entitled to prohibit all payments on such Indebtedness for a period of not less than 180 days), (ii) customary turnover provisions (i.e., that all payments received at a time not otherwise permitted shall be turned over to the Administrative Agent on behalf of the Lenders and applied to reduce the outstanding Obligations) and (iii) customary bankruptcy provisions.

     "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.

     "Pledge Agreement" shall mean the Amended and Restated Pledge Agreement to be initially entered into among the Administrative Agent and the Borrower and Wild Oats Financial, Inc., substantially in the form of Exhibit H, as the same may be from time to time be supplemented, modified, amended, extended or supplanted.

     "Pledged Collateral" shall have the meaning given to that term in the Pledge Agreement.

     "Pricing Grid" shall mean:

Tier	Leverage Ratio	Applicable Margin for LIBOR Loans (bps)	Applicable Margin for Base Rate Loans (bps)	Commitment Fee (bps)	Letter of Credit Fee (bps)
1	< 2.75	125.0	0.0	25.0	100.0
2	> 2.75 < 3.00	150.0	25.0	25.0	100.0
3	> 3.00 < 3.25	175.0	50.0	37.5	110.0
4	> 3.25 < 3.50	200.0	75.0	37.5	110.0
5	> 3.50	225.0	100.0	50.0	115.0

     Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the fifth (5th) day following the final day by which a Compliance Certificate is required to be delivered pursuant to Section 5.01(a) (regardless of when actually delivered); provided, however, that if the Borrower fails to deliver a Compliance Certificate for a Fiscal Quarter when due in accordance with such Section, then Tier 5 shall apply as of the fifth (5th) day following such failure. The Applicable Margin in effect from the Closing Date until the first day of the Fiscal Quarter following the Borrower’s delivery of its Compliance Certificate for the first Fiscal Quarter period subsequent to the Closing Date shall be determined based upon Tier 5.

     "Prime Rate" shall mean the per annum rate at any time the rate of interest most recently announced within Wells Fargo at its principal office in San Francisco, California as its Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each change in the Prime Rate occurs.

     "Prior Credit Agreement" shall have the meaning given to that term in Recital A.

     "Prior Credit Documents" shall have the meaning given to that term in Recital D.

     "Prior Lenders" shall have the meaning given to that term in Recital A.

     "Prior Letters of Credit" shall have the meaning given to that term in Recital C.

     "Projections" shall have the meaning given to that term in Section 3.01(d)(v).

     "Proportionate Share" shall mean

          (a)     With respect to any Lender at any time prior to the Maturity Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Commitment at such time to (ii) the Total Commitment at such time; and

          (b)     With respect to any Lender at any time after the Maturity Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the aggregate Effective Amount of such Lender’s Revolving Loans, (B) the amount of such Lender’s participation in the Effective Amount of all L/C Obligations, and (C) the amount of such Lender’s participation in the aggregate Effective Amount of all Swing Line Loans to (ii) the sum of (A) the aggregate Effective Amount of all Revolving Loans and Swing Line Loans and (B) the Effective Amount of all L/C Obligations.

     The initial Proportionate Share of each Lender is set forth under the caption "Proportionate Share" opposite such Lender’s name on Part A of Schedule I.

     "Rate Contracts" shall mean swap agreements (as that term is defined in Section 101 of the Federal Bankruptcy Reform Act of 1978, as amended) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

     "Register" shall have the meaning given to that term in Section 8.05(d).

     "Rental Expense" shall mean, with respect to any Person and as of the last day of any period, the aggregate amount (after taking into account Cash payments received by such Person from subtenants, concessionaires, licensees or similar Persons) paid or payable (without duplication) for such period by that Person to a lessor or renter of property as lease payments or rent, including maintenance and administrative fees, insurance and amounts for taxes paid or payable to the landlord (excluding rent under Capital Leases that are treated as Interest Expense) calculated in accordance with GAAP.

     "Reorganization Plan" shall mean any plan of reorganization by a debtor in proceedings commenced under any Debtor Relief Laws.

     "Reportable Event" shall have the meaning given to that term in ERISA and applicable regulations thereunder.

     "Required Lenders" shall mean, at any time, the Lenders whose Proportionate Shares then equal or exceed 51%, except at any time any Lender is a Defaulting Lender. At any time any Lender is a Defaulting Lender, all Defaulting Lenders shall be excluded in determining "Required Lenders", and "Required Lenders" shall mean non-Defaulting Lenders having total Proportionate Shares equaling or exceeding 51% of the total Proportionate Shares of all non-Defaulting Lenders. Notwithstanding the foregoing, in no event shall Required Lenders consist of fewer than two non-Defaulting Lenders at any time at which there shall be at least two non-Defaulting Lenders party to this Agreement.

     "Requirement of Law" applicable to any Person shall mean (a) the Articles or Certificate of Incorporation and By-laws, Partnership Agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Reserve Requirement" shall mean, with respect to any day in an Interest Period for a LIBOR Loan, the aggregate of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term "reserve requirement" shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

     "Responsible Officer" shall mean the president, vice president of legal, chief financial officer, treasurer or assistant treasurer of any Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     "Revolving Loan" shall have the meaning given to that term in Section 2.01(a).

     "Revolving Loan Borrowing" shall mean a borrowing by the Borrower consisting of the Revolving Loans made by each of the Lenders on the same date and of the same Type pursuant to a single Notice of Revolving Loan Borrowing.

     "Revolving Loan Note" shall have the meaning given to that term in Section 2.08(b).

     "Security Agreement" shall mean the Amended and Restated Security Agreement to be entered into among the Administrative Agent and the Borrower and its Domestic Subsidiaries (other than Exempt Subsidiaries), substantially in the form of Exhibit I, as the same may be from time to time be supplemented, modified, amended, extended or supplanted.

     "Security Documents" shall mean and include the Security Agreement, the Pledge Agreement, each Leasehold Mortgage, any Landlord Consents and all other instruments, agreements, certificates and documents (including UCC financing statements and fixture filings and Landlord Consents) delivered to the Administrative Agent or any Lender in connection with any Collateral or to secure the Obligations.

     "Seller Indebtedness" shall mean Indebtedness incurred (or otherwise assumed) by the Borrower and/or any of its Subsidiaries in connection with an Acquisition as to all or a portion of the purchase price for such Acquisition.

     "Solvent" shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents that amount that can be reasonably be expected to become an actual or matured liability.

     "Stockholders’ Equity" shall mean, as of each date of determination and with respect to the Borrower, the consolidated stockholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP; provided that there shall be excluded from the computation of Stockholders’ Equity the amount of any unrealized gain or loss in accumulated other comprehensive income as a result of accounting for derivative and hedging activities in accordance with Financial Accounting Standards No. 133, and provided further that Stockholders’ Equity shall not include any amount attributable to Disqualified Stock.

     "Store" shall mean a retail natural foods or specialty grocery store or supermarket, vitamin store, or other similar type of establishment operated by the Borrower and/or any other Loan Party (a) that has gross square footage in excess of 3,500 or (b) with respect to which the Borrower or any other applicable Loan Party has an obligation to pay more than $50,000 during any calendar year (i) in Rental Expense (whether in connection with an operating lease or a Capital Lease), if such supermarket, store or other establishment is leased by Borrower or such other Loan Party or (ii) in debt service (to include principal and interest) if such supermarket, store or other establishment is owned in fee by the Borrower or such other Loan Party. Any real property used by the Borrower or any other Loan Party primarily for storage, food preparation, general or administrative office, warehouse or distribution purposes will not be deemed a "Store".

     "Store Deposit Account" shall mean a Deposit Account maintained by the Borrower or a Subsidiary of the Borrower at a financial institution in connection with a Store (or a group of Stores in the same city) for the purpose of facilitating such Store’s (or Stores’) day-to-day operations. "Store Deposit Accounts" shall not include any account maintained with any Lender or any concentration account, controlled disbursement account, investment account or similar account.

     "Subordination Agreement" shall mean each subordination agreement (if any) relating to Indebtedness incurred under Section 5.02(a)(xi), which subordination agreement shall contain substantially those terms described in the definition of "Permitted Subordinated Indebtedness."

     "Subsidiary" of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. Unless otherwise indicated in this Agreement, "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Support Facility Rents" shall mean Rental Expenses incurred by the Borrower or its Subsidiaries with respect to regional warehouses, food preparation facilities, commissaries and other non-retail facilities operated and/or utilized by the Borrower or its Subsidiaries in connection with their day-to-day operations.

     "Surety Instruments" shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

     "Swing Line" shall mean the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.

     "Swing Line Borrowing" shall mean a borrowing of a Swing Line Loan.

     "Swing Line Lender" shall mean Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

     "Swing Line Loan" shall mean the meaning specified in Section 2.03(a).

     "Swing Line Note" shall have the meaning given to that term in Section 2.08(c).

     "Swing Line Sublimit" shall mean an amount equal to the lesser of (a) Twenty Million Dollars ($20,000,000) and (b) the Total Commitment. The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.

     "Synthetic Lease" shall mean each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease and accounts for its interest in the property covered thereby for Federal income tax purposes as the owner.

     "Synthetic Lease Interest Component" shall mean, with respect to any Person for any period, the portion of rent paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

     "Synthetic Lease Obligation" shall mean, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

     "Synthetic Lease Principal Component" shall mean, with respect to any Person for any period, the portion of rent (exclusive of the Synthetic Lease Interest Component) paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as principal in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

     "Taxes" shall have the meaning given to such term in Section 2.12(a).

     "Tax Preferred Subsidiary" shall mean a Subsidiary of the Borrower (or any of its Subsidiaries) that is (a)(i) a corporation that is foreign (within the meanings of paragraphs (3), (4), (5) and (9) of Section 7701(a) of the IRC) and (ii) is a controlled foreign corporation (within the meaning of Section 957(a) of the IRC) with respect to which the Borrower (or any corporation which in addition to the Borrower is a member of an affiliated group, within the meaning of Section 1504(a) of the IRC, for which a consolidated return is filed pursuant to Section 1501 of the IRC) is a United States shareholder within the meaning of Section 951(b) of the IRC or (b) a corporation that is domestic (within the meanings of the aforementioned paragraphs of Section 7701 of the IRC) and whose only asset(s) consist(s) of the stock of one or more corporations described in clauses (a)(i) and (ii) of this definition.

     "Termination Value" shall mean, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts which may include any Lender.

     "Total Commitment" shall mean, at any time, Seventy-Five Million Dollars ($75,000,000) or, if such amount is reduced pursuant to Sections 2.04(c), (d) or (e) or increased pursuant to Section 2.04(b), the amount to which so reduced or increased (as applicable) and in effect at such time.

     "Total Funded Debt" shall mean all obligations of the Loan Parties described in clauses (a), (b), (c), (d), (e), (f), (h) and (i) of the definition of "Indebtedness", but in any event excluding trade accounts payable and Permitted Insurance Premium Indebtedness, determined on a consolidated basis without duplication.

     "Type" shall mean, with respect to any Loan or Borrowing at any time, the classification of such Loan or Borrowing by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the LIBOR Rate.

     "UCC" shall mean the Uniform Commercial Code as enacted in the State of Colorado.

     "Unreimbursed Amount" has the meaning set forth in Section 2.02(c)(i).

     "Unused Commitment" shall mean, at any time, the remainder of (a) the Total Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations outstanding at such time.

     "Wells Fargo" shall mean Wells Fargo Bank, National Association.

     1.02.     GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, the Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

     1.03.     Headings. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     1.04.     Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

     1.05.     Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean Denver, Colorado time, unless otherwise indicated.

     1.06.     Governing Law. Unless otherwise expressly provided in any Credit Document, this Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of Colorado without reference to conflicts of law rules.

     1.07.     Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders, the Administrative Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, any Lender or the Administrative Agent.

     1.08.     Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof (including the commitment letter dated as of December 11, 2002 between the Borrower and the Administrative Agent but excluding the Administrative Agent’s Fee Letter).

     1.09.     Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed.

     1.10.     References.

          (a)     References in this Agreement to "Recitals," "Sections," "Paragraphs," "Exhibits" and "Schedules" are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

          (b)     References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby.

          (c)     References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

          (d)     References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

     1.11.     Other Interpretive Provisions. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words "include" and "including" and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive. In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

ARTICLE II.      CREDIT FACILITIES.

     2.01.     Revolving Loan Facility.

          (a)     Revolving Loan Availability. On the terms and subject to the conditions of this Agreement, each Lender severally agrees to advance to the Borrower from time to time during the period beginning on the Closing Date and ending on the Maturity Date such loans in Dollars as the Borrower may request under this Section 2.01 (individually, a "Revolving Loan"); provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Lender at any time outstanding and (B) such Lender’s Proportionate Share of the Effective Amount of all L/C Obligations and all Swing Line Loans at any time outstanding shall not exceed such Lender’s Commitment at such time and (ii) the aggregate Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations on the date of the proposed Revolving Loan Borrowing shall not exceed the Total Commitment on such date. All Revolving Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Lender equal to such Lender’s Proportionate Share of such Revolving Loan Borrowing. Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans until the Maturity Date. All loans outstanding as of the Closing Date under the Prior Credit Agreement shall be deemed to be Revolving Loans made under this Agreement and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof, including without limitation Section 8.14.

          (b)     Notice of Revolving Loan Borrowing. The Borrower shall request each Revolving Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice in the form of Exhibit A, duly executed by a Responsible Officer of the Borrower and appropriately completed (a "Notice of Revolving Loan Borrowing"), which specifies, among other things:

               (i)     The principal amount of the requested Revolving Loan Borrowing, which shall be in the amount of (A) $500,000 or an integral multiple of $100,000 in excess thereof in the case of a Revolving Loan Borrowing consisting of Base Rate Loans; or (B) $1,000,000 or an integral multiple of $100,000 in excess thereof in the case of a Revolving Loan Borrowing consisting of LIBOR Loans;

               (ii)     Whether the requested Revolving Loan Borrowing is to consist of Base Rate Loans or LIBOR Loans;

               (iii)     If the requested Revolving Loan Borrowing is to consist of LIBOR Loans, the initial Interest Periods selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(e); and

               (iv)     The date of the requested Revolving Loan Borrowing, which shall be a Business Day.

The Borrower shall give each Notice of Revolving Loan Borrowing to the Administrative Agent not later than 10:00 a.m. at least three (3) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of LIBOR Loans and not later than 10:00 a.m. at least one (1) Business Day before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Base Rate Loans. Each Notice of Revolving Loan Borrowing shall be delivered by first-class mail or facsimile to the Administrative Agent at the office or facsimile number specified in Section 8.01. The Borrower may provide the Administrative Agent with telephonic notice of its intention to submit a Notice of Revolving Loan Borrowing; provided, however, that no Notice of Revolving Loan Borrowing shall be deemed effective until received by first-class mail or facsimile in accordance with the immediately preceding sentence. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Revolving Loan Borrowing and of the amount and Type of (and, if applicable, the Interest Period for) the Revolving Loan to be made by such Lender as part of the requested Revolving Loan Borrowing.

          (c)     Revolving Loan Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until paid in full, at one of the following rates per annum:

               (i)     During such periods as such Revolving Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

               (ii)     During such periods as such Revolving Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change.

All Revolving Loans in each Revolving Loan Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates. The number of Revolving Loan Borrowings consisting of LIBOR Loans shall not exceed seven (7) at any time.

          (d)     Conversion of Revolving Loans. Subject to Section 2.13, the Borrower may convert any Revolving Loan Borrowing from one Type of Revolving Loan Borrowing to the other Type; provided, however, that no Base Rate Loan may be converted into a LIBOR Loan during the continuance of an Event of Default. The Borrower shall request such a conversion by an irrevocable written notice to the Administrative Agent in the form of Exhibit B, duly executed by a Responsible Officer of the Borrower and appropriately completed (a "Notice of Revolving Loan Conversion"), which specifies, among other things:

               (i)     The Revolving Loan Borrowing which is to be converted;

               (ii)     The Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted;

               (iii)     If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of LIBOR Loans, the initial Interest Period selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(e); and

               (iv)     The date of the requested conversion, which shall be a Business Day.

The Borrower shall give each Notice of Revolving Loan Conversion to the Administrative Agent not later than 10:00 a.m. at least three (3) Business Days before the date of the requested conversion. Each Notice of Revolving Loan Conversion shall be delivered by first-class mail or facsimile to the Administrative Agent at the office or to the facsimile number specified in Section 8.01. The Borrower may provide the Administrative Agent with telephonic notice of its intention to submit a Notice of Revolving Loan Conversion; provided, however, that no Notice of Revolving Loan Conversion shall be deemed effective until received by first-class mail or facsimile in accordance with the immediately preceding sentence. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Revolving Loan Conversion.

          (e)     LIBOR Loan Interest Periods.

               (i)     The initial and each subsequent Interest Period selected by the Borrower for a Revolving Loan Borrowing consisting of LIBOR Loans shall be one (1), two (2), three (3) or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (C) no Interest Period shall end after the Maturity Date.

               (ii)     The Borrower shall notify the Administrative Agent by an irrevocable written notice in the form of Exhibit C, duly executed by a Responsible Officer of the Borrower and appropriately completed (a "Notice of Revolving Loan Interest Period Selection"), not later than 10:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans of the Interest Period selected by the Borrower for the next succeeding Interest Period for such LIBOR Loans; provided, however, that no LIBOR Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default. Each Notice of Revolving Loan Interest Period Selection shall be given by first-class mail or facsimile to the office or the facsimile number specified in Section 8.01. The Borrower may provide the Administrative Agent with telephonic notice of its intention to submit a Notice of Revolving Loan Interest Period Selection; provided, however, that no Notice of Revolving Loan Interest Period Selection shall be deemed effective until received by first-class mail or facsimile in accordance with the immediately preceding sentence. If (A) the Borrower fails to notify the Administrative Agent of the next Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans in accordance with this Section 2.01(e) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any LIBOR Loan, such LIBOR Loan(s) shall automatically convert to Base Rate Loan(s) on the last day of the current Interest Period therefor unless such LIBOR Loan(s) are repaid as provided herein.

          (f)     Scheduled Revolving Loan Payments. The Borrower shall repay the principal amount of the Revolving Loans on the Maturity Date. The Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan in arrears (i) in the case of a Base Rate Loan, on the last Business Day of each month, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period); and (iii) in the case of all Revolving Loans, upon prepayment (to the extent thereof) and at maturity.

          (g)     Purpose. The Borrower shall use the proceeds of the Revolving Loans (i) to refinance existing Indebtedness of the Borrower, (ii) to pay fees and expenses incurred by the Borrower in connection with the transactions contemplated hereby and (iii) to provide for the working capital and general corporate purpose needs (including Acquisitions permitted hereunder and New Store development) of the Borrower.

          (h)     Extension of Maturity Date. On or before the last Business Day which is six (6) months prior to the three-year anniversary date of this Agreement, the Borrower may, provided that no Default or Event of Default shall have occurred and be continuing, request that the Lenders extend the Maturity Date for one, but only one, additional one-year period. The Borrower shall request such extension by appropriately completing, executing and delivering to the Administrative Agent a written request in the form of Exhibit K (an "Extension Request") and attaching thereto updated Projections of the Borrower and its Subsidiaries for such one-year period. The Borrower understands that this Section 2.01(h) is included in this Agreement for the Borrower’s convenience in requesting an extension and acknowledges that neither the Administrative Agent nor any other Lender has promised (either expressly or implicitly), or has any obligation or commitment, to extend the Maturity Date at any time. The Administrative Agent shall promptly mail to each Lender three (3) copies of the Extension Request received by the Administrative Agent. If a Lender, in its sole and absolute discretion, consents to any Extension Request, such Lender shall evidence such consent by executing and returning two (2) copies of the Extension Request to the Administrative Agent not later than the last Business Day which is five (5) months prior to the Maturity Date. Any failure by any Lender so to execute and return an Extension Request shall be deemed a denial thereof. If the Borrower delivers an Extension Request to the Administrative Agent pursuant to the first sentence of this Section 2.01(h), then not later than the last Business Day which is four (4) months prior to the Maturity Date, the Administrative Agent shall notify the Borrower in writing whether (i) the Administrative Agent has received a copy of the Extension Request executed by each Lender, in which case the definition of "Maturity Date" set forth in Section 1.01 shall be deemed extended for a period of one year as of the date of such written notice from the Administrative Agent to the Borrower, or (ii) the Administrative Agent has not received a copy of the Extension Request executed by each Lender, in which case such Extension Request shall be deemed denied. The Administrative Agent shall deliver to the Borrower, with each written notice under clause (i) of the preceding sentence which notifies the Borrower that the Administrative Agent has received an Extension Request executed by each Lender, a copy of the Extension Request so executed by each Lender.

     If less than all the Lenders shall agree to such Extension Request, the extension contemplated in this Section 2.01(h) may nonetheless occur with respect to the consenting Lenders; provided that any such extension shall be conditioned upon (x) payment in full to each Lender not extending (each a "Non-Continuing Lender") of all amounts owing to such Lender with respect to its Commitment and its Proportionate Share of any outstanding Revolving Loans and L/C Obligations, (y) termination (or assumption) of such Lender’s Commitment, and (z) the exact aggregate amount (the "Deficiency") of then existing Commitments for each Non-Continuing Lender shall be accounted for in any one or any combination of the following: (i) an increase in the Commitment of one or more Lenders party to this Agreement (each such Lender increasing its Commitment, an "Increasing Lender") pursuant to a Commitment Increase Agreement in form and substance satisfactory to the Administrative Agent and its counsel (a "Commitment Increase Agreement") and as more fully described below, (ii) the addition of one or more Assignee Lenders as a party to this Agreement, in each case pursuant to an Assignment Agreement as set forth in Section 8.05(c) and as more fully described below, and/or (iii) the Commitments shall be reduced by an amount equal to that portion of the Deficiency not otherwise accounted for pursuant to clauses (i) or (ii) above, effective as of the Increased Commitment Date (as defined below). The Administrative Agent shall notify the Borrower and each of the Lenders as to the new Maturity Date or that such extension shall not occur, as the case may be.

     The effectiveness of any such extension is further subject to the satisfaction of the following conditions: (i) in the case of a Commitment increase by an Increasing Lender, that the Borrower and such Increasing Lender shall have entered into a Commitment Increase Agreement, and such Commitment Increase Agreement shall have been delivered to the Administrative Agent; (ii) in the case of an accession hereto by an Assignee Lender, that the parties thereto shall have entered into an Assignment Agreement, and such Assignment Agreement shall have been delivered to the Administrative Agent; and (iii) that any fees and other amounts payable to any Increasing Lender or Assignee Lender in connection with such increase or accession shall have been paid. Upon the effectiveness of any Commitment Increase Agreement, the Commitment(s), the outstanding aggregate principal amount of the Increasing Lender’s Proportionate Share of Revolving Loans and the L/C Obligations be increased in the amount set forth in the Commitment Increase Agreement, and upon the effectiveness of any Assignment Agreement, the Assignee Lender party thereto shall be and become a party hereto and shall constitute a Lender hereunder with the rights and obligations of a Lender under the Credit Documents (each such date of effectiveness, an "Increased Commitment Date"). Effective on each Increased Commitment Date, the Proportionate Shares of Revolving Loans and L/C Obligations then existing and held by each Lender shall be adjusted to reflect any such changes in such Lender’s Proportionate Share. Each Non-Continuing Lender having Revolving Loans or L/C Obligations or a Commitment then outstanding shall be deemed to have assigned, without recourse, to any Increasing Lenders increasing their Commitments and any Assignee Lenders, such Non-Continuing Lender’s Proportionate Share of such outstanding Revolving Loans and L/C Obligations and Commitment as shall be necessary to effectuate such adjustment. Each Increasing Lender and Assignee Lender shall be deemed to have assumed such Proportionate Share of Revolving Loans and L/C Obligations and Commitment. Additionally, promptly following the Increased Commitment Date for a Commitment increase, the Administrative Agent shall cause Schedule I to be modified to accurately reflect the Commitments and Proportionate Shares of the Lenders, whereupon such amended Schedule I shall be substituted for the pre-existing Schedule I, be deemed a part of this Agreement without any further action or consent of any party and be promptly distributed to each Lender and the Borrower by the Administrative Agent. Additionally, the Administrative Agent shall promptly notify each Increasing Lender and Assingee Lender of the amount of any funding obligations under this Section 2.01(h).

     2.02.     Letters of Credit.

          (a)     The Letter of Credit Commitment.

               (i)     On the terms and subject to the conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Closing Date until 30 days prior to the Maturity Date, to issue Letters of Credit in Dollars for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations would exceed the Total Commitment on such date, (y) the aggregate Effective Amount of the Revolving Loans of any Lender, plus such Lender’s Proportionate Share of the Effective Amount of all L/C Obligations, plus such Lender’s Proportionate Share of the Effective Amount of all Swing Line Loans would exceed such Lender’s Commitment, or (z) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Prior Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof, including without limitation Section 8.14.

               (ii)     The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

                    (A)     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense (other than an income tax) which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

                    (B)     subject to Section 2.02(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

                    (C)     the expiry date of such requested Letter of Credit would occur after the Maturity Date, unless all the Lenders have approved such expiry date;

                    (D)     the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

                    (E)     such Letter of Credit is denominated in a currency other than Dollars.

               (iii)     The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

          (b)     Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

               (i)     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon, at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.

               (ii)     Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit and any related L/C Obligations and L/C Borrowings in an amount equal to the product of such Lender’s Proportionate Share times the amount of such Letter of Credit.

               (iii)     If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Evergreen Letter of Credit"); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving notice to the beneficiary thereof and the Borrower on a date (the "Nonrenewal Notice Date") that is not later than 30 days prior to the expiration of such twelve-month period. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Maturity Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

                         (iv)     Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

          (c)     Drawings and Reimbursements; Funding of Participations.

               (i)     Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing. Not later than 12:00 noon, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and such Lender’s Proportionate Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Revolving Loan Borrowing). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

               (ii)     Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Proportionate Share of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

               (iii)     With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Revolving Loans upon the occurrence and during the continuance of an Event of Default. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.02.

               (iv)     Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Proportionate Share of such amount shall be solely for the account of the L/C Issuer.

               (v)     Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

               (vi)     If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

          (d)     Repayment of Participations.

               (i)     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Proportionate Share thereof in the same funds as those received by the Administrative Agent.

               (ii)     If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

          (e)     Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

               (i)     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

               (ii)     the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

               (iii)     any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of the Borrower;

               (iv)     any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

               (v)     any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

               (vi)     the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such property and the character, quality, quantity, condition, or value of such Property as described in such documents;

               (vii)     the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

               (viii)     the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

               (ix)     any failure or delay in notice of shipments or arrival of any property;

               (x)     any error in the transmission of any message relating to a Letter of Credit not caused by the L/C Issuer, or any delay or interruption in any such message;

               (xi)     any error, neglect or default of any correspondent of the L/C Issuer in connection with a Letter of Credit;

               (xii)     any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the L/C Issuer;

               (xiii)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

          (f)     Role of L/C Issuer. Each of the Borrower and the Lenders agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (xiii) of Section 2.02(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

          (g)     Cash Collateral and Back-Up Letters of Credit. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid as provided herein, or (ii) if, as of the Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall promptly (x) Cash Collateralize the Obligations in an amount equal to 103% of the then Effective Amount of the L/C Obligations, or (y) obtain a letter of credit (a "Back-Up Letter of Credit") issued for the benefit of the L/C Issuer by a bank or other financial institution acceptable to the L/C Issuer in its sole but reasonable discretion in an amount at least equal to the Effective Amount of the L/C Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all cash and deposit account balances described in the definition of "Cash Collateralize" as security for the Obligations. Cash collateral shall be maintained in blocked deposit accounts at Wells Fargo or other institutions reasonably satisfactory to it. Other than any interest earned on the investment of such deposits pursuant to the immediately succeeding sentence, which investments shall be made at the risk and expense of the Borrower, such deposits shall not bear interest. If requested in writing by the Borrower at the time cash collateral is delivered to the Administrative Agent pursuant to this Section 2.02(g), such cash collateral shall be invested by the Administrative Agent, in its reasonable discretion, in Cash Equivalents and applied by the Administrative Agent to reimburse the L/C Issuer for L/C Borrowings for which it has not been reimbursed. The Lien held by the Administrative Agent in such cash collateral to secure the Obligations shall be released, or the Back-up Letter of Credit shall be terminated, as applicable, upon the satisfaction of each of the following conditions: (a) no Letters of Credit shall be outstanding as of the Maturity Date, (b) all L/C Obligations shall have been repaid in full and (c) no Default shall have occurred and be continuing.

          (h)     Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

          (i)     Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Proportionate Share a Letter of Credit fee for each Letter of Credit equal to the Letter of Credit Fee times the actual daily maximum amount available to be drawn under each such Letter of Credit. Such fee for each Letter of Credit shall be due and payable in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Maturity Date. If there is any change in the Letter of Credit Fee during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Letter of Credit Fee separately for each period during such quarter that such Letter of Credit Fee was in effect.

          (j)     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit equal to the greater of (i) 1/4 of 1% of the amount of such Letter of Credit and (ii) $500, due and payable upon each L/C Credit Extension with respect to such Letter of Credit; provided, that in the case of an increase in the amount of a Letter of Credit after the issuance thereof, such fronting fee shall be payable only on the increased amount thereof. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable within five (5) Business Days after receipt by the Borrower of an invoice therefor and are nonrefundable.

          (k)     Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

     2.03.     Swing Line.

          (a)     The Swing Line. On the terms and subject to the conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a "Swing Line Loan") in Dollars to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of Revolving Loans of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations on the date of the proposed Swing Line Borrowing shall not exceed the Total Commitment on such date, and (ii) the aggregate Effective Amount of the Revolving Loans of any Lender, plus such Lender’s Proportionate Share of the Effective Amount of all L/C Obligations, plus such Lender’s Proportionate Share of the Effective Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided further, that the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.06, and reborrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Proportionate Share times the amount of such Swing Line Loan.

          (b)     Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m., on the requested borrowing date, and shall specify (i) the amount to be borrowed, which amount shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 12:00 noon, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m., on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

          (c)     Refinancing of Swing Line Loans.

               (i)     In the event that the Effective Amount of all Swing Line Loans exceeds $500,000 on ten (10) consecutive Business Days, then on the next Business Day (unless the Borrower has repaid the Swing Line Loans as provided herein or made other arrangements acceptable to the Swing Line Lender to reduce the Effective Amount of all Swing Line Loans below $500,000), the Borrower shall request a Revolving Loan Borrowing pursuant to Section 2.01(b) sufficient to reduce the Effective Amount of all Swing Line Loans below $500,000. In addition, upon any demand for payment of the Effective Amount of all Swing Line Loans by the Swing Line Lender (unless the Borrower has repaid the Swing Line Loans as provided herein or made other arrangements acceptable to the Swing Line Lender to reduce the Effective Amount of the Swing Line Loans to $0), the Borrower shall request a Revolving Loan Borrowing pursuant to Section 2.01(b) sufficient to repay all Swing Line Loans (and, for this purpose, Section 2.01(b)(i) shall not apply). In each case, the Administrative Agent shall automatically provide the proceeds of the responsive Revolving Loans made by each Lender to the Swing Line Lender (which the Swing Line Lender shall then apply to the Effective Amount of the Swing Line Loans). In the event that the Borrower fails to request a Revolving Loan Borrowing within the time specified by Section 2.01(b) on any such date, the Administrative Agent may, but is not required to, without notice to or the consent of the Borrower, cause Base Rate Loans to be made by the Lenders in amounts which are sufficient to reduce the Effective Amount of the Swing Line Loans as required above. The proceeds of such Base Rate Loans shall be paid directly to the Swing Line Lender for application to the Effective Amount of the Swing Line Loans.

               (ii)     If for any reason any Revolving Loan Borrowing cannot be requested in accordance with Section 2.03(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing, the Notice of Revolving Loan Borrowing submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

               (iii)     If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

               (iv)     Each Lender’s obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

          (d)     Repayment of Participations.

               (i)     At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Proportionate Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

               (ii)     If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

          (e)     Interest for Account of Swing Line Lender. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or participation pursuant to this Section 2.03 to refinance such Lender’s Proportionate Share of any Swing Line Loan, interest in respect of such Proportionate Share shall be solely for the account of the Swing Line Lender. The Borrower shall pay accrued interest on the unpaid principal amount of each Swing Line Loan at the end of each month, upon prepayment (to the extent thereof) and at maturity.

          (f)     Repayment of Swing Line Loans. The Swing Line Loans shall be payable no later than the Maturity Date.

          (g)     Payments in Respect of Swing Line Loans. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Administrative Agent, who will then, in turn, distribute such amounts to the Swing Line Lender in accordance with Section 2.09(a)(ii).

     2.04.     Amount Limitations, Commitment Reductions, Etc.

          (a)     Total Commitment. The Effective Amount of all Revolving Loans, L/C Obligations and Swing Line Loans outstanding at any time shall not exceed the Total Commitment at such time.

          (b)     Increase in Total Commitment.

               (i)     Provided that no Default or Event of Default has occurred and is continuing, upon written notice to the Administrative Agent (which shall promptly notify the Lenders), and subject to Section 2.04(b)(iii) below, the Borrower may (A) at any time prior to the Maturity Date, request an increase in the Total Commitment up to an aggregate amount of One Hundred Ten Million Dollars ($110,000,000) and (B) on a one-time basis, at any time after an increase pursuant to subclause (A) of this clause (i) and prior to the second anniversary of the Closing Date, request an increase in the Total Commitment up to an aggregate amount of One Hundred Thirty Five Million Dollars ($135,000,000). At the time of sending such written notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Proportionate Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

               (ii)     If the Total Commitment is increased in accordance with this Section 2.04(b), the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and, (ii) in the case of the Borrower, including a Compliance Certificate demonstrating pro forma compliance with the financial covenants contained in Section 5.03 after giving effect to such increase and (iii) certifying that, before and after giving effect to such increase, the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the Increase Effective Date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects as of such date) and no Default or Event of Default has occurred and is continuing. The Borrower shall deliver new or amended Revolving Loan Notes reflecting the increased Commitment of any Lender holding or requesting a Revolving Loan Note. The Administrative Agent shall distribute an amended Schedule I (which shall be deemed incorporated into this Agreement), to reflect any changes therein resulting from such increase. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.13) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Proportionate Shares arising from any nonratable increase in the Commitments hereunder.

               (iii)     In connection with any increase in the Total Commitment pursuant to this Section 2.04(b), the Borrower shall amend, or cause to be amended, each Leasehold Mortgage that contains a provision stating that the maximum amount secured thereunder is less than the amount of such increased Total Commitment to reflect in such Leasehold Mortgage the increase in the Total Commitment and the Revolving Loan Notes; provided, however, that the Borrower shall only be required to use commercially reasonable efforts to obtain a Landlord Consent with respect to any such amendment to a Leasehold Mortgage.

               (iv)     This Section 2.04(b) shall supersede any provisions in Section 8.04 to the contrary.

          (c)     Borrower’s Optional Reduction or Cancellation of Commitments. The Borrower may, upon five (5) Business Days written notice to the Administrative Agent, permanently reduce the Total Commitment in aggregate principal amounts in integral multiples of $1,000,000 but not less than $5,000,000 or cancel the Total Commitment in its entirety; provided, however, that:

               (i)     The Borrower may not reduce the Total Commitment prior to the Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Revolving Loans, L/C Obligations and Swing Line Loans then outstanding would exceed the Total Commitment; and

               (ii)     The Borrower may not cancel the Total Commitment prior to the Maturity Date, if, after giving effect to such cancellation, any Revolving Loans, Letters of Credit, L/C Obligations (other than L/C Obligations that have been Cash Collateralized or are supported by a Back-Up Letter of Credit as set forth in Section 2.02(g)), or Swing Line Loans would then remain outstanding.

          (d)     Required Lenders’ Optional Reduction of Commitments. Following the occurrence of a Change in Management, the Required Lenders may in their sole and absolute discretion elect, during the thirty (30) day period immediately subsequent to the later of (a) such occurrence or (b) the earlier of (i) receipt of the Borrower’s written notice to the Administrative Agent of such occurrence or (ii) if no such notice has been received by the Administrative Agent, the date upon which the Administrative Agent has actual knowledge thereof, to permanently reduce the Total Commitment by an amount equal to the Total Commitment minus the Effective Amount of the Revolving Loans, Swing Line Loans and L/C Obligations at such time, in which case the Total Commitment shall be so reduced effective on the date which is sixty (60) days subsequent to written notice from the Administrative Agent to the Borrower thereof.

          (e)     Mandatory Reduction or Termination of Commitments.

               (i)     The Total Commitment shall be automatically and permanently reduced by an amount equal to the maximum amount that would be required to be applied as a mandatory prepayment of the Swing Line Loans and the Revolving Loans pursuant to Section 2.06(c)(iii) if the Effective Amount of such Loans was then equal to the amount of such Commitment (but without regard to the actual usage of such Commitment), such reduction to be effective on the date of the required prepayment.

               (ii)     The Total Commitment shall be automatically and permanently reduced to zero on the Maturity Date.

               (iii)     If, at any time, the Borrower is required to make any mandatory prepayment of the Loans pursuant to Sections 2.06(c)(iii), then the Total Commitment shall be automatically and permanently reduced by the amount of such mandatory prepayment of the Loans.

          (f)     Effect of Commitment Reductions. From the effective date of any reduction of the Total Commitment, the Commitment Fees payable pursuant to Section 2.05(b) shall be computed on the basis of the Total Commitment as so reduced. Once reduced or cancelled, the Total Commitment may not be increased or reinstated without the prior written consent of all Lenders. Any reduction of the Total Commitment pursuant to Section 2.04(c), (d) or (e) shall be applied (i) ratably to reduce each Lender’s Commitment in accordance with clause (i) of Section 2.10(a) and (ii) to reduce the Swing Line Sublimit by the percentage obtained by multiplying 100 by a fraction, the numerator of which is the amount of such reduction of the Total Commitment and the denominator of which is the amount of the Total Commitment immediately prior to such reduction.

     2.05.     Fees.

          (a)     Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent, for its own account, agent’s fees and other compensation in the amounts and at the times set forth in the Administrative Agent’s Fee Letter.

          (b)     Commitment Fees. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders as provided in clause (v) of Section 2.10(a), commitment fees (collectively, the "Commitment Fees") equal to the Commitment Fee Percentage of the daily average Unused Commitment for the period beginning on the date of this Agreement and ending on the Maturity Date (or if the Total Commitment is cancelled on a date prior to the Maturity Date, on such prior date). The Borrower shall pay the Commitment Fees in arrears on the last day in each March, June, September and December (commencing March 31, 2003) and on the Maturity Date (or if the Total Commitment is cancelled on a date prior to the Maturity Date, on such prior date).

     2.06.     Prepayments.

          (a)     Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.06(b), a mandatory prepayment required by Section 2.06(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay to the Administrative Agent for the account of the Lenders that made such Loan (i) all accrued interest and fees to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all amounts payable to such Lender pursuant to Section 2.13.

          (b)     Optional Prepayments.

               (i)     Other than prepaying Swing Line Loans (which shall be governed by clause (ii) below), at its option the Borrower may, upon one (1) Business Day’s notice to the Administrative Agent in the case of Base Rate Loans or three (3) Business Days’ notice to the Administrative Agent in the case of LIBOR Loans, prepay the Loans in any Borrowing in part, without premium or penalty (except, in the case of LIBOR Loans, as set forth in Section 2.13), in a minimum principal amount of (A) $500,000 and integral multiples of $100,000 in excess thereof for Base Rate Loans and (B) $1,000,000 and integral multiples of $100,000 in excess thereof for LIBOR Loans, or in whole. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. If no Default has occurred and is continuing, all prepayments under this Section 2.06(b) which are applied to reduce the principal amount of the Loans shall be applied to the Loans as directed by the Borrower. If the Borrower fails to direct the application of any such principal prepayments or if a Default has occurred and is continuing, such principal prepayments shall be applied first to the Swing Line Loans until paid in full, second to the Revolving Loans until paid in full and finally to Cash Collateralize the Obligations in an amount equal to the Effective Amount of the L/C Obligations and shall in each case, to the extent possible, be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans.

               (ii)     At its option, the Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

          (c)     Mandatory Prepayments. The Borrower shall prepay the Loans as follows:

               (i)     If, at any time, the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations then outstanding exceeds the Total Commitment at such time, the Borrower shall immediately (A) prepay the Swing Line Loans to the extent Swing Line Loans are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to such excess.

               (ii)     The Borrower shall repay each Swing Line Loan on the earlier of the Maturity Date or such other date as specified in Section 2.03.

               (iii)     If at any time the aggregate cumulative amount of Designated Asset Sale Proceeds exceeds $10,000,000 in any Fiscal Year, the Borrower shall, promptly after the receipt of Designated Asset Sale Proceeds resulting in such an excess or an increase in such an excess (any such Designated Asset Sale Proceeds, "Excess Proceeds"), (A) prepay the Swing Line Loans to the extent Swing Line Loans are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to such Excess Proceeds. Notwithstanding the foregoing, so long as no Default shall then exist or would result therefrom, the Borrower shall not be required to make a prepayment pursuant to this clause (iii) with respect to any sale if the Borrower (x) on or before the last day (such day, the "Identification Deadline") of the Fiscal Quarter immediately following the Fiscal Quarter during which a sale resulting in any Excess Proceeds occurs, identifies related or replacement assets or other assets useful in the Borrower’s business (such assets, "Identified Replacement Assets") by delivering to the Administrative Agent a written notice setting forth in reasonable detail a description of such Identified Replacement Assets and the amount of the Excess Proceeds to be allocated toward the purchase thereof and (y) reinvests all or any portion of such Excess Proceeds in such Identified Replacement Assets on or before the last day (such day, the "Reinvestment Deadline") of the second Fiscal Quarter following the Fiscal Quarter during which the identification described in part (x) of this clause (iii) was completed; provided, however, that if any portion of such Excess Proceeds is not allocated toward the purchase of Identified Replacement Assets on or before the Identification Deadline, or if any portion of such Excess Proceeds is not in fact reinvested in such Identified Replacement Assets on or before the Reinvestment Deadline as set forth in this clause (iii), such portion of such Excess Proceeds shall be applied on the last day of such period as a mandatory prepayment as provided in the first sentence of this clause (iii).

               (iv)     The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.06(c), (A) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan (or portion thereof) to be prepaid. In the event that the Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower demonstrating the derivation of the additional amount resulting in such excess.

     2.07.     Other Payment Terms.

          (a)     Place and Manner. All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified in Section 8.01, with each payment due to a Lender to be for the account of such Lender and such Lender’s Applicable Lending Office. The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States of America and in same day or immediately available funds not later than 12:00 noon on the date due. The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent for the account of such Lender.

          (b)     Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

          (c)     Late Payments. If any amount required to be paid by the Borrower under this Agreement or the other Credit Documents (including principal or interest payable on any Loan, any L/C Borrowing, any fee or other amount) remains unpaid after such amount is due, the Borrower shall pay interest on the aggregate, outstanding balance of such amount from the date due until such amount is paid in full at a per annum rate (such rate, the "Late Fee Rate") equal to the Base Rate plus the Applicable Margin for Base Rate Loans plus two percent (2.00%), such rate to change from time to time as the Base Rate shall change; provided, however, that nothing in this Section 2.07(c) shall require the Borrower to pay interest at the Late Fee Rate while the Borrower is otherwise paying interest at two percent (2.00%) above the Applicable Margin as a result of the continuation of an Event of Default and as set forth in the definition of "Applicable Margin".

          (d)     Application of Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Swing Line Loans, Revolving Loans and L/C Borrowings.

          (e)     Failure to Pay the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to (i) the Federal Funds Rate for the first three (3) days and (ii) the rate applicable to Base Rate Loans thereafter. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.07(e) shall constitute prima facie evidence of such amount.

     2.08.     Loan Accounts; Notes.

          (a)     Loan Accounts. The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a "Loan Account"), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.08(b) and Section 2.08(c). Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date and amount of each principal and interest payment on each Loan and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Loan Accounts shall constitute prima facie evidence of the matters noted therein (in the absence of manifest error). In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

          (b)     Revolving Loan Notes. If any Lender so requests, such Lender’s Revolving Loans shall be evidenced by a promissory note in the form of Exhibit E (individually, a "Revolving Loan Note") which note shall be (i) payable to the order of such Lender, (ii) in the amount of such Lender’s Commitment, (iii) dated the Closing Date and (iv) otherwise appropriately completed. The Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by such Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall constitute prima facie evidence of the matters noted (in the absence of manifest error); provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Borrower further authorizes each Lender to attach to and make a part of such Lender’s Revolving Loan Note continuations of the schedule attached thereto as necessary.

          (c)     Swing Line Notes. The Swing Line Lender’s Swing Line Loans shall be evidenced by a promissory note in the form of Exhibit F (individually, a "Swing Line Note") which note shall be (i) payable to the order of the Swing Line Lender, (ii) in the principal amount of the Swing Line Sublimit, (iii) dated the Closing Date and (iv) otherwise appropriately completed.

     2.09.     Loan Funding.

          (a)     Lender Funding and Disbursement to Borrower. Each Lender shall, before 12:00 noon on the date of each Revolving Loan Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Section 8.01, in same day or immediately available funds, such Lender’s Proportionate Share of such Revolving Loan Borrowing. After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Revolving Loan Borrowing is the initial Credit Extension, Section 3.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Revolving Loan Borrowing there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Revolving Loan Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

          (b)     Lender Failure to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Revolving Loan Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Proportionate Share of such Revolving Loan Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Revolving Loan Borrowing in accordance with Section 2.09(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount. If any Lender does not make the amount of its such Lender’s Proportionate Share of any Revolving Loan Borrowing available to the Administrative Agent on or prior to the date of such Revolving Loan Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Revolving Loan Borrowing until such amount is paid to the Administrative Agent at rates equal to (i) the daily Federal Funds Rate during the period from the date of such Revolving Loan Borrowing through the third Business Day thereafter and (ii) the rate applicable to Base Rate Loans thereafter. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.09(b) shall constitute prima facie evidence of such amount. If the amount of any Lender’s Proportionate Share of any Revolving Loan Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Revolving Loan Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Revolving Loan Borrowing.

          (c)     Lenders’ Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Revolving Loan Borrowing or to fund participations in Letters of Credit and Swing Line Loans shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Revolving Loan Borrowing or fund its participations in Letters of Credit and Swing Line Loans, but no Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit or Swing Line Loans which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Revolving Loan Borrowing or to fund any participation required to be funded by such other Lender.

     2.10.     Pro Rata Treatment.

          (a)     Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein:

               (i)     Each Revolving Loan Borrowing and reduction of the Total Commitment shall be made or shared among the Lenders pro rata according to their respective Proportionate Shares;

               (ii)     Each payment of principal on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;

               (iii)     Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;

               (iv)     Each payment of Commitment Fees and fees pursuant to Section 2.05(b) shall be shared among the Lenders (except for Defaulting Lenders) pro rata according to (A) their respective Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender;

               (v)     Each payment of interest (other than interest on Loans) and fees (other than Commitment Fees) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent; and

               (vi)     All other payments under this Agreement and the other Credit Documents shall be for the benefit of the Person or Persons specified.

          (b)     Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Loans and the L/C Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations or in Swing Line Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     2.11.     Change of Circumstances.

          (a)     Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan, (i) any Lender shall advise the Administrative Agent that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) the Required Lenders shall advise the Administrative Agent that the rate of interest for such Loan does not adequately and fairly reflect the cost to the Required Lenders of making or maintaining such LIBOR Loan, the Administrative Agent shall immediately give notice of such condition to the Borrower and the other Lenders. After the giving of any such notice and until the Administrative Agent shall otherwise notify the Borrower that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loans into Base Rate Loans unless such suspension has then ended.

          (b)     Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a "Change of Law") shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify the Administrative Agent and the Borrower of such Change of Law. Upon receipt of such notice, (i) Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans shall be terminated, and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(d), convert any such then outstanding LIBOR Loans into Base Rate Loans at the end of the current Interest Period for such LIBOR Loans or (B) immediately repay or convert any such LIBOR Loans if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans shall be deemed a prepayment thereof for purposes of Section 2.13. After any Lender notifies the Administrative Agent and the Borrower of such a Change of Law and until such Lender notifies the Administrative Agent and the Borrower that it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan, all Revolving Loans of such Lender shall be Base Rate Loans.

          (c)     Increased Costs. If, after the date of this Agreement, any Change of Law (except for a Change of Law with respect to withholding taxes, which shall be governed solely and exclusively by Section 2.12):

               (i)     Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or shall change the basis of taxation of payments by the Borrower to any Lender on such LIBOR Loan or in respect to such LIBOR Loan under this Agreement (except taxes based on or measured by the overall net income of any Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located or in which it is otherwise doing business or any political subdivision or taxing authority thereof or therein (other than a jurisdiction in which it is deemed to be doing business solely as a result of its having executed, delivered or performed its obligations or received a payment under, or enforced, any Credit Document);

               (ii)     Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan; or

               (iii)     Shall impose on any Lender any other condition related to any LIBOR Loan or such Lender’s Commitments;

and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan or its Commitments or to reduce any amount receivable by such Lender hereunder; then the Borrower shall from time to time, within five (5) Business Days after the Borrower receives the certificate referred to in the following sentence from such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Borrower shall be conclusive absent manifest error; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11(c) for any increased costs or reductions unless the Borrower receives such a certificate within 180 days after such costs or reductions are incurred or realized. Amounts paid by the Borrower to any Lender pursuant to this Section 2.11(c) based on increased costs that otherwise constitute taxes shall be without duplication of amounts that the Borrower is otherwise required to pay such Lender pursuant to Section 2.12(a). The obligations of the Borrower under this Section 2.11(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

          (d)     Capital Requirements. If, after the date of this Agreement, any Lender determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender (a "Capital Adequacy Requirement") and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), the Borrower shall pay to such Lender or such Person, within five (5) Business Days after the Borrower receives the certificate referred to in the following sentence from such Lender, such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Borrower shall be conclusive absent manifest error; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11(d) for any increased costs unless the Borrower receives such a certificate within 180 days after such costs are incurred or realized. The obligations of the Borrower under this Section 2.11(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.

          (e)     Mitigation. Any Lender which becomes aware of (i) any Change of Law which will make it unlawful or impossible for such Lender to make or maintain any LIBOR Loan or (ii) any Change of Law or other event or condition which will obligate the Borrower to pay any amount pursuant to Section 2.11(c) or Section 2.11(d) shall notify the Borrower and the Administrative Agent thereof as promptly as practical. If any Lender has given notice of any such Change of Law or other event or condition and thereafter becomes aware that such Change of Law or other event or condition has ceased to exist, such Lender shall notify the Borrower and the Administrative Agent thereof as promptly as practical. Each Lender affected by any Change of Law which makes it unlawful or impossible for such Lender to make or maintain any LIBOR Loan or to which the Borrower is obligated to pay any amount pursuant to Section 2.11(c) or Section 2.11(d) shall use reasonable commercial efforts (including changing the jurisdiction of its Applicable Lending Office or assigning its rights and obligations hereunder to another of its offices, branches or Affiliates) to avoid the effect of such Change of Law or to avoid or materially reduce any amounts which the Borrower is obligated to pay pursuant to Section 2.11(c) or Section 2.11(d) if, in the reasonable opinion of such Lender, such efforts would not be disadvantageous to such Lender or contrary to such Lender’s normal banking practices.

     2.12.     Taxes on Payments.

          (a)     Payments Free of Taxes. Except as otherwise provided in this Section 2.12, all payments made by the Borrower under this Agreement and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp, documentary or other taxes, any duties, or any other levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes, franchise taxes and taxes on capital in lieu of net income taxes (other than taxes in the nature of withholding taxes) imposed on the Administrative Agent or any Lender by its jurisdiction of incorporation or the jurisdiction in which its Applicable Lending Office is located or in which it is otherwise doing business or any political subdivision or taxing authority thereof or therein (other than a jurisdiction in which it is deemed to be doing business solely as a result of its having executed, delivered or performed its obligations or received a payment under, or enforced, any Credit Document)) (all such non-excluded taxes, duties, levies, imposts, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the other Credit Documents, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender or the Administrative Agent with respect to any taxes (i) that result from such Lender’s or the Administrative Agent’s failure to comply with the requirements of Section 2.12(b), gross negligence or willful misconduct or (ii) imposed at the time the Person becomes a party to this Agreement, or in the case of an Assignment, designation of a new Applicable Lending Office (other than pursuant to Sections 2.11(e) or 2.12(c)), or appointment of a successor Administrative Agent, the effective date thereof, except to the extent such Person’s predecessor in interest (or the Lender’s prior Applicable Lending Office, as the case may be) was entitled to such amounts. Whenever any Taxes are payable by the Borrower, as promptly as practicable thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. Subject to Section 2.12(b), if the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the relevant Lender(s) for any Taxes, interest or penalties that may become payable by the Administrative Agent or such Lender as a result of any such failure. The indemnification provided in the immediately preceding sentence shall be made within 30 days after the Administrative Agent or the relevant Lender, as the case may be, makes written demand for it. Such written demand shall include a certificate setting forth in reasonable detail the basis and calculation of such amount. Such certificate shall be presumed to be correct in the absence of manifest error. The obligations of the Borrower under this Section 2.12(a) shall survive the payment and performance of the Obligations and the termination of this Agreement.

          (b)     Withholding Exemption Certificates. On or prior to (i) the date of the initial Borrowing or issuance of a Letter of Credit or, if such date does not occur within thirty (30) days after the date of this Agreement, by the end of such 30-day period, or (ii) in the case of a designation of a new lending office (other than pursuant to Section 2.12(c) or Section 2.11(e)) or appointment of a successor Administrative Agent, the effective date thereof, each Lender and successor Administrative Agent which is not organized under the laws of the United States or a state thereof shall deliver to the Borrower and the Administrative Agent as appropriate two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (and/or other applicable forms or certifications), as the case may be, certifying in each case that such Person is entitled to receive payments under this Agreement and other Credit Documents without deduction or withholding of any United States federal income taxes. Each such Person further agrees to promptly notify the Borrower and the Administrative Agent (as appropriate) of any change of circumstances (including any change in any treaty, law or regulation) which would prevent such Person from receiving payments hereunder without any deduction or withholding of such taxes. On or before the date that any certificate or other form delivered by such Person under this Section 2.12(b) expires or becomes obsolete or inaccurate or after the occurrence of any event requiring a change in the most recent such certificate or form previously delivered by such Person, such Person Agrees (to the extent it is entitled to do so) to deliver to the Borrower and the Administrative Agent (as appropriate) a new certificate or form, certifying that such Person is entitled to receive payments under this Agreement without deduction or withholding of such Taxes or subject to withholding of Taxes at a reduced rate. Each Lender, Assignee Lender and Administrative Agent that is a United States person, as defined in section 7701(a)(30) of the IRC (other than Persons that the Borrower may treat as otherwise exempt from United States backup withholding tax), shall deliver at the time(s) and in the manner(s) described above with respect to the other forms, to the Borrower and the Administrative Agent (as applicable), properly completed and duly executed United States Internal Revenue Service Form W-9 and/or other forms and certification, certifying that such Person is exempt from United States backup withholding tax on payments made hereunder. If any such Person fails to provide to the Borrower or the Administrative Agent (as appropriate) pursuant to this Section 2.12(b) (or, in the case of an Assignee Lender, Section 8.05(c)) any certificates or other evidence required by such provision to establish that such is Person, at the time it becomes a Lender, Assignee Lender or successor Administrative Agent hereunder, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, such Person shall not be entitled to any indemnification under Section 2.12(a) for any Taxes imposed on such Person primarily as a result of such failure.

          (c)     Mitigation. If the Administrative Agent or any Lender claims any additional amounts to be payable to it pursuant to this Section 2.12, such Person shall use reasonable commercial efforts to file any certificate or document requested in writing by the Borrower (including copies of Internal Revenue Service Form W-8BEN or W-8ECI (or other applicable forms and certifications) (but only to the extent it is legally entitled and eligible to furnish such forms and certifications) reflecting a reduced rate of withholding or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or such change in the jurisdiction of its Applicable Lending Office would avoid the need for or materially reduce the amount of any such additional amounts which may thereafter accrue and if, in the reasonable opinion of such Person, in the case of a change in the jurisdiction of its Applicable Lending Office, such change would not be disadvantageous to such Person or contrary to such Person’s normal banking practices; provided, however, that the Borrower shall indemnify the Administrative Agent and any Lender for any cost in complying with the obligations under this Section 2.12(c).

          (d)     Payments on After-Tax Basis. Any payment that the Borrower shall be required to make to or for the account of the Administrative Agent or any Lender with respect to any Tax that is subject to indemnification under this Section 2.12 shall be paid on an After-Tax Basis. If the Administrative Agent or the relevant Lender, as applicable, shall actually realize any saving (as determined in its good faith discretion) of any Tax (by way of credit (including any foreign tax credit), deduction, exclusion from income or otherwise) by reason of any amount with respect to which the Borrower has indemnified such Person pursuant to this Section 2.12, and such Tax saving was not taken into account in determining the amount payable by the Borrower on account of such indemnification, such Person shall pay to the Borrower, so long as no Event of Default shall have occurred and be continuing, within 30 days after such Person shall have actually realized such Tax saving, the amount of such saving (minus any detriment), together with the amount of any Tax saving resulting from any payment pursuant to this sentence; provided that the Borrower shall not be entitled to receive an amount in excess of all amounts previously paid by the Borrower pursuant to this Section 2.12, to such Person (less the aggregate amount of all prior payments by such Person to the Borrower under this Section 2.12(d)) (but any excess amount described in this proviso shall reduce pro tanto any amount that the Borrower is subsequently obligated to pay to such Person pursuant to this Section 2.12), and provided further that any amount otherwise due to the Borrower pursuant to this sentence shall not be paid to the extent of any payment or indemnity then due and owing from the Borrower to such Person (and any amount not so paid shall become payable at such time and to such extent as the Borrower shall have made such payments). If it is later determined that the Administrative Agent or the relevant Lender, as applicable, was not entitled to such Tax saving, the portion of such tax saving that is repaid, recaptured or disallowed will be treated as Taxes for which the Borrower must indemnify pursuant to this Section 2.12. Notwithstanding the foregoing, each Administrative Agent or the relevant Lender, as applicable, shall have sole control over positions taken with respect to its tax returns and filings.

          (e)     Tax Returns. Nothing contained in this Section 2.12 shall require the Administrative Agent or any Lender to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

     2.13.     Funding Loss Indemnification. (a) Upon payment or prepayment of any LIBOR Loan on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of the Borrower (for a reason other than the breach by a Lender of its obligation pursuant to Section 2.01(a)) to borrow on the date or in the amount specified for a LIBOR Loan in any Notice of Revolving Loan Borrowing, the Borrower shall pay to the appropriate Lender within five (5) Business Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the LIBOR Loan had been funded in the Designated Eurodollar Market) equal to the sum of

          (a)     $250; plus

          (b)     the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate plus the Applicable Margin if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (ii) the interest that the Lender could recover by placing such amount on deposit in the Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

          (c)     all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.

     Each Lender’s determination of the amount of any prepayment fee payable under this Section 2.13 shall be conclusive in the absence of manifest error. The obligations of the Borrower under this Section 2.13 shall survive the payment and performance of the Obligations and the termination of this Agreement.

     2.14.     Security.

          (a)     Security Documents. The Loans, together with all other Obligations, shall be secured by the Liens created by the Security Documents. So long as the terms thereof are in compliance with this Agreement, each Lender Rate Contract shall be secured by the Lien of the Security Documents (a) on a pari passu basis to the extent of the associated Termination Value, and (b) to the extent of any excess, on a basis which is in all respects subordinated to all other Obligations.

          (b)     Further Assurances. The Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent such additional mortgages, deeds of trust, security agreements, pledge agreements, lessor consents and estoppels (containing appropriate mortgagee and lender protection language) and other instruments, agreements, certificates, opinions and documents (including UCC financing statements and fixture filings and landlord waivers) as the Administrative Agent may reasonably request to:

               (i)     Grant, perfect, maintain, protect and evidence security interests in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any or all present and future real and personal property (other than Excluded Collateral and any real property with a fair market value less than $1,000,000 (including the value of any improvements thereon)) of the Borrower and the Guarantors prior to the Liens or other interests of any Person, except for Permitted Liens; and

               (ii)     Otherwise establish, maintain and protect the rights provided to the Administrative Agent, for the benefit of the Administrative Agents and the Lenders, pursuant to the Security Documents.

The Borrower shall fully cooperate with the Administrative Agent and the Lenders and perform all additional acts reasonably requested by the Administrative Agent or any Lender to effect the purposes of this Section 2.14.

     2.15.     Replacement of the Lenders. If (a) any Lender shall become a Defaulting Lender more than one (1) time in a period of twelve (12) consecutive months, (b) any Lender shall continue as a Defaulting Lender for more than five (5) Business Days at any time, (c) suspend its obligation to make or maintain LIBOR Loans pursuant to Section 2.11(b) for a reason which is not applicable to any other Lender or (d) any Lender shall demand any payment under Section 2.11(c), 2.11(d) or 2.12(a) for a reason which is not applicable to any other Lender, then the Administrative Agent may (or upon the written request of the Borrower, shall) replace such Lender (the "affected Lender"), or cause such affected Lender to be replaced, with another lender (the "replacement Lender") satisfying the requirements of an Assignee Lender under Section 8.05(c), by having the affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to Section 8.05(c); provided, however, that if the Borrower seeks to exercise such right, it must do so within sixty (60) days after it first knows or should have known of the occurrence of the event or events giving rise to such right, and neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a replacement Lender that is reasonably acceptable to the Administrative Agent). Upon receipt by any affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent is exercising the replacement right set forth in this Section 2.15, such affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to an Assignment Agreement and Section 8.05(c) for a purchase price equal to the sum of the principal amount of the affected Lender’s Loans so sold and assigned, all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled.

ARTICLE III.      CONDITIONS PRECEDENT.

     3.01.     Initial Conditions Precedent. The obligations of the Lenders to make the Loans comprising the initial Borrowing or to issue the initial Letter of Credit (including the deemed issuance of a Prior Letter of Credit hereunder) are subject to receipt by the Administrative Agent, on or prior to the Closing Date, of each item listed below, each in form and substance satisfactory to the Administrative Agent and each Lender, and, to the extent applicable, with sufficient copies for the Administrative Agent and each Lender:

          (a)     Principal Credit Documents.

               (i)     This Agreement, duly executed by the Borrower, each Lender and the Administrative Agent;

               (ii)     A Revolving Loan Note payable to each Lender requesting such a note, each duly executed by the Borrower;

               (iii)     A Swing Line Note payable to the Swing Line Lender in the principal amount of the Swing Line Sublimit, duly executed by the Borrower;

               (iv)     The Guaranty, duly executed by each Guarantor;

               (v)     The Security Agreement, duly executed by the Administrative Agent and each Loan Party party thereto; and

               (vi)     The Pledge Agreement, duly executed by the Administrative Agent and each Loan Party party thereto.

          (b)     Borrower Organizational Documents.

               (i)     A certificate of good standing (or comparable certificate) for the Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Delaware;

               (ii)     A certificate of the Secretary or an Assistant Secretary (or comparable officer) of the Borrower, dated the Closing Date, certifying (a) that attached thereto is a true and correct copy of the certificate of incorporation of the Borrower as in effect on the Closing Date; (b) that attached thereto is a true and correct copy of the bylaws of the Borrower as in effect on the Closing Date; (c) that attached thereto are true and correct copies of resolutions duly adopted by the board of directors of the Borrower (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by the Borrower of the Credit Documents to be executed by the Borrower and the consummation of the transactions contemplated thereby; (d) that there are no proceedings for the dissolution or liquidation of the Borrower; and (e) the incumbency, signatures and authority of the officers of the Borrower authorized to execute, deliver and perform this Agreement, the other Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by the Borrower.

          (c)     Other Loan Parties Organizational Documents.

               (i)     A certificate of good standing (or comparable certificate) for each Loan Party (other than the Borrower), certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable public official) of its state of incorporation or formation;

               (ii)     A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Loan Party (other than the Borrower), dated the Closing Date, certifying (a)  that attached thereto is a true and correct copy of the certificate of incorporation, articles of incorporation, certificate of limited partnership, articles of organization or comparable document of such Loan Party as in effect on the Closing Date; (b) that attached thereto is a true and correct copy of the bylaws, partnership agreement, limited liability company agreement or comparable document of such Loan Party as in effect on the Closing Date; (c) that attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of such Loan Party (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by such Loan Party of the Credit Documents to be executed by such Loan Party and the consummation of the transactions contemplated thereby; (d) that there are no proceedings for the dissolution or liquidation of such Loan Party; and (e) the incumbency, signatures and authority of the officers of such Loan Party authorized to execute, deliver and perform the Credit Documents to be executed by such Loan Party.

          (d)     Financial Statements, Financial Condition, Etc.

               (i)     A copy of the unaudited Financial Statements of the Loan Parties for the Fiscal Quarter ended September 28, 2002, certified by the chief financial officer or treasurer of the Borrower to present fairly the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

               (ii)     A copy of the audited consolidated Financial Statements of the Borrower for the Fiscal Year ended December 29, 2001, prepared by PricewaterhouseCoopers and a copy of the unqualified opinion delivered by such accountants in connection with such Financial Statements;

               (iii)     A Solvency Certificate in the form of Exhibit M dated the Closing Date and executed by the chief financial officer or treasurer of the Borrower;

               (iv)     A copy of the most recently completed annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to each Employee Benefit Plan of the Borrower and its Subsidiaries, certified as complete and accurate by Advisors Trust Company; and

               (v)     A copy of the budget and projected Financial Statements of the Loan Parties by Fiscal Year for each of the Fiscal Years through the Maturity Date, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Loan Parties, all in reasonable detail and in any event to include (i) projected Capital Expenditures, (ii) quarterly projections of the Borrower’s compliance with each of the covenants set forth in Section 5.03 of this Agreement and (iii) a brief description of the following assumptions used in preparation of the foregoing: projected store openings, closings, remodels, new store models by category (i.e., format of store), interest rate assumptions and such other mutually agreed upon assumptions, if any (collectively, the "Projections").

          (e)     Collateral Documents.

               (i)     The Collateral Certificate, duly executed by the Borrower;

               (ii)     Such UCC financing statements and fixture filings (appropriately completed) shall have been filed in such jurisdictions as the Administrative Agent may request to perfect the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents;

               (iii)     Such UCC termination statements (appropriately completed and executed) shall have been filed in such jurisdictions as the Administrative Agent may request to terminate any financing statement evidencing Liens of other Persons in the Collateral which are prior to the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens which are expressly permitted by this Agreement to be prior;

               (iv)     UCC search certificates from the jurisdictions in which UCC financing statements are to be filed pursuant to subsection (e)(ii) above and jurisdictions in which any Loan Party had assets prior to July 1, 2001 reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens (a) which are expressly permitted by this Agreement to be prior or (b) for which the Administrative Agent has received a termination statement pursuant to subsection (e)(iii) above;

               (v)       Control Account Agreements with respect to each Deposit Account of a Loan Party (other than Deposit Accounts constituting Excluded Collateral) not already subject to the Administrative Agent’s first priority perfected Lien, each duly executed by the Administrative Agent, the applicable Loan Party and the Depositary Bank thereto;

               (vi)     The stock certificates representing (A) all of the Equity Securities of each Subsidiary (other than Tax Preferred Subsidiaries) of the Borrower and each Guarantor and (B) all of the outstanding non-voting Equity Securities and 65% of the outstanding voting Equity Securities of each Tax Preferred Subsidiary of the Borrower and each Guarantor, in each case pledged to the Administrative Agent pursuant to the Pledge Agreement, together with undated stock powers duly executed by the registered holder of such Equity Securities in blank and attached thereto;

               (vii)     A control agreement for each securities account at which any Loan Party maintains a securities account not already subject to the Administrative Agent’s first priority perfected Lien, each appropriately completed, duly executed by such Loan Party, and the Administrative Agent and acknowledged by the securities intermediary to which addressed;

               (viii)     Appropriate documents for filing with the United States Patent and Trademark Office and all other filings necessary to perfect the security interests granted to the Administrative Agent by the Security Documents, all appropriately completed and duly executed by each Loan Party (as applicable) and, where appropriate, notarized; and

               (ix)     Evidence satisfactory to the Administrative Agent that the Leasehold Mortgages previously have been, or are in the process of being, duly recorded in the appropriate jurisdictions.

          (f)     Opinions. Favorable written opinions from (i) Holme Roberts & Owen LLP, special Colorado counsel for the Loan Parties, and (ii) Freya R. Brier, Esq., general counsel to the Borrower, in each case dated the Closing Date, addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders and covering such legal matters as the Administrative Agent may reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

          (g)     Other Items.

               (i)     A duly completed and timely delivered Notice of Revolving Loan Borrowing;

               (ii)     Original certificates of insurance, loss payable and mortgagee endorsements naming the Administrative Agent as mortgagee, loss payee and additional insured, as required by Section 5.01(d) of this Agreement;

               (iii)     Evidence that all existing Indebtedness of the Loan Parties has been or concurrently with the Closing Date is being repaid in full (other than Indebtedness described on Schedule 5.02(a));

               (iv)     There shall not have occurred any event or circumstance that constitutes a Material Adverse Effect;

               (v)     No material disruption of or a material adverse change in conditions in the financial, banking or capital markets shall have occurred since December 11, 2002 which Wells Fargo, in its sole discretion, deems material in connection with its ability to syndicate the Commitments and the Loans;

               (vi)     There shall not exist any pending or threatened action, suit, investigation or proceeding, which, if adversely determined, could constitute a Material Adverse Effect;

               (vii)     Copies of all Rate Contracts to which the Borrower or any of its Subsidiaries is a party;

               (viii)     A certificate of the president or chief financial officer of the Borrower, addressed to the Administrative Agent and dated the Closing Date, certifying that:

                    (A)          The representations and warranties set forth in Article IV and in the other Credit Documents are true and correct in all material respects as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date); and

                    (B)          No Default has occurred and is continuing as of such date;

               (ix)     All fees and reasonable expenses payable to the Administrative Agent and the Lenders on or prior to the Closing Date (including all fees payable to the Administrative Agent pursuant to the Administrative Agent’s Fee Letter) shall have been paid, to the extent invoiced prior to the Closing Date;

               (x)     All reasonable fees and expenses of counsel to the Administrative Agent through the Closing Date shall have been paid, to the extent invoiced prior to the Closing Date; and

               (xi)     Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary to have been obtained prior to the Closing Date in connection with this Agreement the transactions herein and the continued operation of the business conducted by the Loan Parties in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on this Agreement, the transactions contemplated by the Credit Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

     3.02.     Conditions Precedent to each Credit Event. The occurrence of each Credit Event (including the initial Borrowing) is subject to the further conditions that:

          (a)     The Borrower shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, the Notice of Borrowing, Letter of Credit Application, Notice of Revolving Loan Conversion or Notice of Revolving Loan Interest Period Selection, as the case may be, for such Credit Event in accordance with this Agreement; and

          (b)     On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

               (i)     No Default has occurred and is continuing or will result from such Credit Event;

               (ii)     This Agreement, the Security Agreement, the Pledge Agreement and the Guaranty are in full force and effect;

               (iii)     The aggregate principal amount of the Revolving Loans together with the aggregate amount of all Letter of Credit Obligations shall not exceed the Total Commitment; and

               (iv)     With respect to any Credit Event that constitutes (A) the making of any Loan (including a Swing Line Loan), (B) the issuance of a Letter of Credit or (C) the making of an L/C Credit Extension, the representations and warranties of the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects as of such date).

     The submission by the Borrower to the Administrative Agent of each Notice of Borrowing, each Letter of Credit Application, each Notice of Revolving Loan Conversion (other than a notice for a conversion to a Base Rate Loan) and each Notice of Revolving Loan Interest Period Selection, as applicable to such Credit Event, shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.

     3.03.     Covenant to Deliver. The Borrower agrees (not as a condition but as a covenant) to deliver to the Administrative Agent each item required to be delivered to the Administrative Agent as a condition to the occurrence of any Credit Event if such Credit Event occurs. The Borrower expressly agrees that the occurrence of any such Credit Event prior to the receipt by the Administrative Agent of any such item shall not constitute a waiver by the Administrative Agent or any Lender of the Borrower’s obligation to deliver such item.

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES.

     4.01.     Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:

          (a)     Due Incorporation, Qualification, etc. Each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license except where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect.

          (b)     Authority. The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.

          (c)     Enforceability. Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

          (d)     Non-Contravention. The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions contemplated thereby do not (i) violate any Requirement of Law applicable to such Loan Party; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party; (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent for the benefit of itself and the Lenders pursuant to this Agreement or the other Credit Documents) or (iv) violate any applicable provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, except, with respect to each of the foregoing, that which is not reasonably likely to have a Material Adverse Effect.

          (e)     Approvals.

               (i)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required to be obtained prior to or as a condition precedent to the execution and delivery of the Credit Documents executed by any Loan Party or the performance or consummation of the transactions contemplated thereby, except for (A) those consents, approvals, orders, authorizations, registrations, declarations or filings which have been made or obtained and are in full force and effect or the failure of which to obtain is not reasonably likely to have a Material Adverse Effect, and (B) filings and recordings in respect of the Liens created pursuant to the Security Documents.

               (ii)     All Governmental Authorizations have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except as is not reasonably likely to have a Material Adverse Effect. No Loan Party has received any written notice or other written communications from any Governmental Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (ii) any other limitations on the conduct of business by any Loan Party, in each case that is reasonably likely to have a Material Adverse Effect.

               (iii)     No Governmental Authorization is required for either (x) the pledge or grant by any Loan Party as applicable of the Liens purported to be created in favor of the Administrative Agent in connection herewith or any other Credit Document or (y) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to Administrative Agent in writing, and (2) filings or recordings contemplated in connection with this Agreement or any Security Document.

          (f)     No Violation or Default. No Loan Party is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default is reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, no Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws where, in each case, such violation, liability or notice is reasonably likely to have a Material Adverse Effect. No Default has occurred and is continuing.

          (g)     Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against the Borrower or any of its Subsidiaries of less than $2,500,000, (c) matters of an administrative nature not involving a claim or charge against the Borrower or any of its Subsidiaries and (d) matters set forth in Schedule 4.01(g), there are no actions, suits, proceedings or investigations pending as to which the Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Authority that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

          (h)     Title; Possession Under Leases. Set forth in Part A of Schedule 4.01(h) is a complete list of all real property owned by the Borrower or any of its Subsidiaries as of the Closing Date, with the owner of such property, the location of such property, a brief description of such property. Set forth in Part B of Schedule 4.01(h) is a complete list of all real property leased by the Borrower or any of its Subsidiaries as lessee or sublessee as of the Closing Date, with the lessee or sublessee of such property, the location of such property, a brief description of such property, the owner of such property and the date and title of and parties to the lease for such property (including all amendments thereof), other than leased facilities with a term of less than one year and a square footage of less than 5,000 feet. Set forth in Part C of Schedule 4.01(h) is a list of each of the Stores in which the Borrower has a leasehold interest that has been pledged as of the Closing Date to secure its Obligations under the Prior Credit Agreement. The Borrower and its Subsidiaries (i) own and have good and marketable title (without regard to minor defects of title) to the real property referred to in Part A of Schedule 4.01(h), (ii) have valid leasehold interests in the real property referred to in Parts B and C of Schedule 4.01(h), (iii) own and have good title (without regard to minor defects of title) to all their other respective properties and assets which are material to the business of the Borrower and its Subsidiaries taken as a whole, as reflected in the most recent Financial Statements delivered to the Administrative Agent (except those assets and properties disposed of since the date of such Financial Statements in compliance with this Agreement) and (iv) own and have good title (without regard to minor defects of title) to all respective properties and assets acquired by the Borrower and its Subsidiaries since such date which are material to the business of the Borrower and its Subsidiaries taken as a whole (except those assets and properties disposed of in compliance with this Agreement). Such assets and properties are subject to no Lien, except for Permitted Liens. Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all leases, except for any failure to enjoy such possession which (alone or in the aggregate with any other such failures) is not reasonably likely to have a Material Adverse Effect.

          (i)     Financial Statements. The audited Financial Statements delivered to the Administrative Agent fairly present in all material respects the financial conditions, results of operations and changes in financial position of the Loan Parties, and the unaudited balance sheet and statements of operations delivered to the Administrative Agent fairly present in all material respects the financial conditions, results of operations and changes in financial position of the Loan Parties, in each case as of the date thereof and for the period covered thereby. All such Financial Statements (i) are in accordance with the books and records of the Loan Parties, which have been maintained in accordance with good business practice, and (ii) have been prepared in conformity with GAAP (subject, in the case of any unaudited Financial Statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes). No Loan Party has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the audited Financial Statements dated December 29, 2001, furnished by the Borrower to the Administrative Agent prior to the date hereof, or in the Financial Statements delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 5.01(a) or in the other documents delivered by the Borrower hereunder and that, in any such case, are material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower individually or the Borrower and the other Loan Parties taken as a whole.

          (j)     Projections. As of the Closing Date, subject to the disclosure on Schedule 4.01(j), the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to the Borrower, and the Projections are reasonably based on such assumptions (it being understood that such Projections are subject to significant contingencies and uncertainties, many of which are beyond the control of any Loan Party, and nothing in this Section 4.01(j) shall be construed as a representation or covenant that the Projections in fact will be achieved).

          (k)     Creation, Perfection and Priority of Liens. As of the Closing Date, (i) the execution and delivery of the Security Documents by the Loan Parties, together with the filing of any UCC financing statements and the recording of the U.S. Patent and Trademark Office filings delivered to the Administrative Agent for filing and recording, and the recording of any Leasehold Mortgages delivered to the Administrative Agent for recording (but not yet recorded), are effective to create in favor of the Administrative Agent for the benefit of itself and the Lenders, as security for the Obligations, a valid and perfected first priority Lien on all of the Collateral as of the Closing Date (subject only to Permitted Liens), and (ii) except for the filing of any UCC financing statements and the recording of the U.S. Patent and Trademark Office filings delivered to the Administrative Agent for filing and recording, the recording of any Leasehold Mortgages delivered to the Administrative Agent for recording (but not yet recorded) and the execution of control agreements relating to Deposit Accounts and securities accounts that constitute Collateral (to the extent not executed on or prior to the Closing Date), all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect.

          (l)     Equity Securities. All outstanding Equity Securities of the Loan Parties are duly authorized, validly issued, fully paid and non-assessable. Except as issued under (i) the Wild Oats Markets, Inc. 1996 Equity Incentive Plan, (ii) the Wild Oats Markets, Inc. 2001 Non-officer/Non-director Stock Option Plan, (iii) the Bruce Bowman Equity Incentive Plan, (iv) the Edward Dunlap Equity Incentive Plan, (v) the Stephen Kaczynski Equity Incentive Plan and (vi) the Terry Maloy Equity Incentive Plan, there are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating the Loan Parties to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of the Loan Parties, or obligating the Loan Parties to grant, extend or enter into any such agreement or commitment. All Equity Securities of the Loan Parties have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law, except where any failure to comply is not reasonably likely to have a Material Adverse Effect.

          (m)     No Agreements to Sell Assets; Etc. No Loan Party has any legal obligation, absolute or contingent, to any Person to sell a material portion of the assets of the Borrower or any of its Subsidiaries (except as permitted by Section 5.02(c)), or to effect any merger, consolidation or other reorganization of the Borrower or any of its Subsidiaries (except as permitted by Section 5.02(d)) or to enter into any agreement with respect thereto.

          (n)     Employee Benefit Plans.

               (i)     Based upon the latest valuation of each Employee Benefit Plan that the Borrower or any ERISA Affiliate maintains or contributes to, or has any obligation under (which occurred within twelve months of the date of this representation), the aggregate benefit liabilities of such plan within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of such plan. Neither the Borrower nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage is not reasonably likely to have a Material Adverse Effect.

               (ii)     Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Borrower or any ERISA Affiliate of any material liability, fine or penalty. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of the Borrower or any ERISA Affiliate is legally valid and binding and in full force and effect, except as could not reasonably be expected to result in a Material Adverse Effect. No Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit which could reasonably be expected to result in a Material Adverse Effect. None of the Borrower and the ERISA Affiliates nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the IRC.

               (iii)     Except as set forth on Schedule 4.01(n), none of the Borrower and the ERISA Affiliates contributes to or has any material contingent obligations to any Multiemployer Plan. None of the Borrower and the ERISA Affiliates has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. None of the Borrower and the ERISA Affiliates has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

          (o)     Other Regulations. No Loan Party is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any state public utilities code.

          (p)     Trademarks and Other Rights. The Loan Parties own, license or otherwise have the full right to use, under validly existing agreements, all material patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are required to conduct their businesses as now conducted, except where the failure to own, license or otherwise have the full right to use could not reasonably be expected to result in a Material Adverse Effect.

          (q)     Governmental Charges. The Loan Parties have filed or caused to be filed all material tax returns which are required to be filed by them. The Loan Parties have paid, or made provision for the payment of, all material taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided.

          (r)     Margin Stock. No Loan Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of such Loan Party, and no proceeds of any Loan will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.

          (s)     Subsidiaries, Etc. Schedule 4.01(s) (as supplemented by the Borrower quarterly, but only to the extent of any changes in the information contained therein, in a written notice to the Administrative Agent) sets forth each of the Subsidiaries of the Borrower, its jurisdiction of organization, the classes of its Equity Securities, the number of shares of each such class issued and outstanding, the percentages of shares of each such class owned directly or indirectly by the Borrower and whether the Borrower owns such shares directly or, if not, the Subsidiary of the Borrower that owns such shares and the number of shares and percentages of shares of each such class owned directly or indirectly by the Borrower. Schedule 4.01(s) correctly sets forth which of the Subsidiaries of the Borrower are Exempt Subsidiaries.

          (t)     Solvency, Etc. The Borrower individually and the Loan Parties taken as a whole are Solvent and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, will be Solvent.

          (u)     No Material Adverse Effect. Since September 28, 2002, no event has occurred and no condition exists that has caused a Material Adverse Effect.

          (v)     Accuracy of Information Furnished.

               (i)     The Credit Documents and the other certificates, statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All Projections furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been based upon reasonable assumptions and represent, as of their respective dates of presentations, the Loan Parties’ best estimates of the future performance of the Loan Parties (it being understood that such Projections are subject to significant contingencies and uncertainties, many of which are beyond the control of any Loan Party, and nothing in this Section 4.01(v) shall be construed as a representation or covenant that the Projections in fact will be achieved).

          (w)     Landlord Consents. As of the Closing Date, each Landlord Consent is in full force and effect and has not been rescinded or disputed by the landlord party thereto.

          (x)     Brokerage Commissions. No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party. No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by the Borrower, and the Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, reasonable attorney’s fees incurred by the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

          (y)     Policies of Insurance. All insurance maintained by the Loan Parties has not been terminated and is in full force and effect, and each of the Loan Parties has taken all action required to be taken as of the date of this Agreement to keep unimpaired its rights thereunder.

ARTICLE V.      COVENANTS.

     5.01.     Affirmative Covenants. Until the termination of this Agreement and the satisfaction in full by the Borrower of all Obligations (other than inchoate indemnity obligations), the Borrower will comply, and will cause compliance by the other Loan Parties, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing:

          (a)     Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent and each Lender the following, each in such form and such detail as the Administrative Agent or the Required Lenders shall reasonably request:

               (i)     As soon as available and in no event later than forty-five (45) days after the last day of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Financial Statements of the Borrower and its Subsidiaries (prepared on a consolidated and, at any time during which the Borrower has any Material Subsidiaries, consolidating, basis) for such Fiscal Quarter and for the Fiscal Year to date, certified by a Responsible Officer of the Borrower to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

               (ii)     As soon as available and in no event later than one hundred twenty (120) days after the close of each Fiscal Year of the Borrower, (A) copies of the audited Financial Statements of the Borrower and its Subsidiaries (prepared on a consolidated and, at any time during which the Borrower has any Material Subsidiaries, consolidating, basis) for such Fiscal Year, audited by PricewaterhouseCoopers or any other firm of independent certified public accountants reasonably acceptable to the Administrative Agent, and (B) copies of the unqualified opinions (or opinions containing such qualifications as to events or conditions that the Administrative Agent and the Required Lenders have agreed in writing could not reasonably be expected to result in a Material Adverse Effect) and, to the extent delivered, management letters delivered by such accountants in connection with all such Financial Statements;

               (iii)     As soon as available and in any event within 45 days after the end of each Fiscal Quarter (including the end of each Fiscal Year), a compliance certificate of executed by a Responsible Officer of the Borrower in substantially the form of Exhibit N (a "Compliance Certificate") which (A) states that no Default has occurred and is continuing, or, if any such Default has occurred and is continuing, a statement as to the nature thereof and what action Borrower proposes to take with respect thereto and (B) sets forth in reasonable detail, as of the last day of the most recently ended Fiscal Quarter or Fiscal Year (as the case may be), the calculation of the financial ratios and tests provided in Section 5.03 to the extent compliance with such financial ratios and tests is required to be tested as of the end of the applicable accounting period;

               (iv)     As soon as available, and in any event not later than forty-five (45) days following the end of each Fiscal Year of the Borrower, the Projections of the Loan Parties for the next Fiscal Year (prepared on a consolidated and, at any time during which the Borrower has any Material Subsidiaries, consolidating, basis), including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Loan Parties, all in reasonable detail, in form reasonably satisfactory to the Administrative Agent and in any event to include projected Capital Expenditures and quarterly projections of the Borrower’s compliance with each of the covenants set forth in Section 5.03 of this Agreement;

               (v)     The following information with respect to the Borrower and its Subsidiaries:

                    (A)          As soon as practicable after the end of each Fiscal Quarter, and in any event no later than the last day of the immediately succeeding calendar month, a quarterly comparable store sales report prepared with respect to the portion of the Fiscal Year ended with such Fiscal Quarter, which report shall contain a listing of Stores owned and/or operated by the Borrower and its Subsidiaries during such period (including currently existing Stores, Store relocations and acquired Stores) opened and operating for 13 months or longer; and

                    (B)          To the Administrative Agent only, promptly after the Administrative Agent’s reasonable request therefor, copies of each monthly account statement (showing account balance and monthly account activity) for all deposit and investment accounts of the Borrower and its Subsidiaries that are included as part of the Collateral;

provided, however, that the Lenders agree that the financial statements/reports provided pursuant to Sections 5.01(a)(iv) and 5.01(a)(v)(A) and (B) above shall not be used by the Lenders to declare an Event of Default as to the financial covenants set forth in Section 5.03.

               (vi)     On or before the date the next Compliance Certificate is required to be delivered by the Borrower, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports (including without limitation reports submitted in connection with the filing of any Form 10-K or 10-Q by the Borrower) and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section 5.01(a);

               (vii)     As soon as possible and in no event later than five (5) Business Days after any Responsible Officer of any Loan Party knows of the occurrence or existence of (A) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan, (B) any actual litigation, suits, claims or disputes against the Borrower or any of its Subsidiaries involving potential monetary damages payable by any Loan Party of $5,000,000 or more (alone or in the aggregate), or (C) any other event or condition which is reasonably likely to have a Material Adverse Effect, the statement of a Responsible Officer of the Borrower setting forth details of such event or condition and the action which the Borrower proposes to take with respect thereto;

               (viii)     As soon as available and in no event later than five (5) Business Days after they are filed, copies of all IRS Form 5500 reports for all Employee Benefit Plans required to file such form;

               (ix)     Promptly after request by the Administrative Agent, copies of any other material report or other material document not otherwise described in this Section 5.01(a) that was filed by the Borrower with any Governmental Authority;

               (x)     As soon as possible and in no event later than five (5) Business Days after the occurrence of any event or circumstance that would require a prepayment pursuant to Section 2.06(c)(iii), the statement of a Responsible Officer of the Borrower setting forth the details thereof;

               (xi)     As soon as possible and in no event later than ten (10) Business Days after the establishment or acquisition by the Borrower or any of its Subsidiaries of any new Subsidiary or any new Equity Securities of any existing Subsidiary, written notice thereof;

               (xii)     As soon as possible and in no event later than thirty (30) days after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened material violation of any Environmental Law, or any material liability of the Borrower or any of its Subsidiaries for Environmental Damages;

               (xiii)     To the Administrative Agent only, as soon as practicable, and in any event within five (5) Business Days after a Responsible Officer of the Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, to the Administrative Agent and each of the Lenders, no more than two (2) Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action the Borrower is taking or proposes to take with respect thereto; and

               (xiv)     Such other instruments, agreements, certificates, statements, documents and information relating to any material adverse change in the operations or condition (financial or otherwise) of the Borrower or its Subsidiaries, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as the Administrative Agent may from time to time reasonably request.

Reports required to be delivered pursuant to Sections 5.01(a)(i), (ii) and (iv) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower posts such reports prior to 5:00 p.m., electronically on IntraLinks/IntraAgency or other relevant website to which the Administrative Agent and the Lenders have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or by electronic mail to the Administrative Agent; provided, however, that: (1) the Borrower shall deliver paper copies of such reports to the Administrative Agent and the Lenders upon written request therefor; (2) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such reports and provide to the Administrative Agent by electronic mail versions (i.e. soft copies) of such reports upon written request therefor; (3) the Borrower shall reimburse the Administrative Agent for all costs and expenses incurred by the Administrative Agent in creating and maintaining such IntraLinks/IntraAgency or other relevant website in accordance with Section 8.02; and (4) in every instance the Borrower shall provide to the Administrative Agent paper copies of the Compliance Certificates required pursuant to Section 5.01(a)(iii).

          (b)     Books and Records. The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries in all material respects and sufficient to prepare financial statements in accordance with GAAP shall be made.

          (c)     Inspections. The Loan Parties shall permit the Administrative Agent and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of the Loan Parties, to conduct audits of any or all of the Collateral at the Borrower’s expense, to examine the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent or any Lender may reasonably request. Notwithstanding the foregoing, (i) so long as no Default has occurred and is continuing, such visits and inspections by the Administrative Agent and the Lenders must be coordinated with the Administrative Agent and the other Lenders so as to limit the aggregate number of all such visits and inspections to not more than four (4) visits during each Fiscal Year, and (ii) no Loan Party will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (A) constitutes non-financial trade secrets, (B) in respect of which disclosure to the Administrative Agent or any Lender (or its designated representative) is then prohibited by law or Section 8.10 or (C) is subject to attorney-client or similar privilege or constitutes attorney work product.

          (d)     Insurance. The Loan Parties shall:

               (i)     Carry and maintain insurance during the term of this Agreement of the types and in the amounts and with such deductibles as is customarily carried from time to time by others engaged in substantially the same business of the same size as such Person and operating in the same geographic area as such Person, including, but not limited to, fire, public liability, products liability, property damage, worker’s compensation and business interruption insurance;

               (ii)     Furnish to any Lender, as soon as practicable after such Lender’s written request, copies of all such insurance policies;

               (iii)     Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is reasonably satisfactory to the Administrative Agent; and

               (iv)     Obtain and maintain endorsements reasonably acceptable to the Administrative Agent for such insurance naming the Administrative Agent as an additional insured and as lender’s loss payee;

provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Loan Party shall fail to provide the required endorsements with respect thereto, the Administrative Agent, after written notice and a reasonable opportunity to cure (if available), shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all documented costs and expenses of procuring such insurance; provided further, that the insurance described in this Section 5.01(d) shall contain a provision stating that it is non-cancellable without 30-days prior written notice to the Administrative Agent.

          (e)     Governmental Charges . Each Loan Party shall promptly pay and discharge when due all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon which, if unpaid, is reasonably likely to have a Material Adverse Effect, except such taxes and other Governmental Charges as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case appropriate reserves are maintained to the reasonable satisfaction of the Administrative Agent.

          (f)     Use of Proceeds. The Borrower shall use the proceeds of the Loans only for the respective purposes set forth in Section 2.01(g). The Borrower shall not use any part of the proceeds of any Loan, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Borrower, any Lender or the Administrative Agent in a violation of Regulations T, U or X issued by the Federal Reserve Board.

          (g)     General Business Operations. Each of the Loan Parties shall (i) subject to Section 5.02(d), preserve and maintain its corporate, partnership or limited liability company existence and all of its rights, privileges and franchises reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person and (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except, in each case, where any failure is not reasonably likely to have a Material Adverse Effect. The Borrower shall maintain its chief executive office and principal place of business in the United States of America and shall not change its jurisdiction of formation except upon not less than fifteen (15) days prior written notice to the Administrative Agent.

          (h)     Compliance with Laws. Each Loan Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (i)     New Subsidiaries. With respect to (x) any new direct or indirect Subsidiary of any Loan Party formed or acquired after the Closing Date (such a Subsidiary, a "New Subsidiary"), and (y) any Exempt Subsidiary that at any time ceases to be an Exempt Subsidiary (such a Subsidiary, a "Newly Eligible Subsidiary"), the Borrower shall, at its own expense, promptly, and in any event within thirty (30) Business Days after the formation, acquisition or loss of exempt status of such New Subsidiary or Newly Eligible Subsidiary (i) notify the Administrative Agent of such event, (ii) with respect to any New Subsidiary, amend or supplement the Security Documents as appropriate in light of such event to pledge to the Administrative Agent for the benefit of itself and the Lenders (A) if not a Tax Preferred Subsidiary, 100% of the Equity Securities of such New Subsidiary owned by a Loan Party and (B) if a Tax Preferred Subsidiary, 100% of the non-voting Equity Securities and 65% of the voting Equity Securities of such New Subsidiary owned by a Loan Party and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, (iii) deliver to the Administrative Agent all stock certificates and other instruments added to the Collateral thereby free and clear of all Liens, accompanied by undated stock powers or other instruments of transfer executed in blank, (iv) cause each such New Subsidiary that is not an Exempt Subsidiary and each Newly Eligible Subsidiary to execute and become a party to the Guaranty, (v) cause each such New Subsidiary that is not an Exempt Subsidiary and each such Newly Eligible Subsidiary to execute and become a party to the Security Agreement and the Pledge Agreement, and (vi) cause each document (including, as applicable, each Security Document, each deed of trust or mortgage with respect to real property owned by such New Subsidiary or Newly Eligible Subsidiary in fee simple, each UCC financing statement and each filing with respect to intellectual property owned by such New Subsidiary or Newly Eligible Subsidiary) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Lenders a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent.

          (j)     Change in Management. If Perry Odak ceases to hold the office of Chief Executive Officer (or, if there then is no such office or occupant of such office, the office of President) of the Borrower, the Borrower shall notify the Administrative Agent of the proposed successor as soon as practicable and the Administrative Agent shall (after consultation with the Lenders) promptly (and in any event within ten (10) Business Days) notify the Borrower whether such proposed successor is or is not reasonably acceptable to the Required Lenders. A determination by the Required Lenders that a proposed successor is not reasonably acceptable shall be made solely on grounds that are reasonable from the standpoint of a lender to the Borrower.

          (k)     Certain Post Closing Matters. Not later than March 31, 2003, the Borrower shall have delivered to the Administrative Agent the following items, each in form and substance reasonably satisfactory to the Administrative Agent and each Lender, and with sufficient copies for, the Administrative Agent and each Lender:

               (i)     A favorable written opinion from Texas counsel for Wild Oats of Texas, Inc., addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering the perfection by filing of the Administrative Agent’s security interest in the personal property assets of Wild Oats of Texas, Inc.; and

               (ii)     A favorable written opinion from Nevada counsel for each of Wild Marks, Inc., Sparky, Inc. and Wild Oats Financial, Inc., addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering the perfection by filing of the Administrative Agent’s security interest in the personal property assets of each such Loan Party.

     5.02.     Negative Covenants. Until the termination of this Agreement and the satisfaction in full by the Borrower of all Obligations (other than inchoate indemnity obligations), the Borrower will comply, and will cause compliance by the other Loan Parties, with the following negative covenants, unless the Required Lenders shall otherwise consent in writing:

          (a)     Indebtedness. None of the Loan Parties shall create, incur, assume or permit to exist any Indebtedness except for the following ("Permitted Indebtedness"):

               (i)     Indebtedness of the Loan Parties under the Credit Documents;

               (ii)     Indebtedness of the Loan Parties listed in Schedule 5.02(a) and existing on the date of this Agreement;

               (iii)     Indebtedness of the Loan Parties arising from the endorsement of instruments for collection in the ordinary course of their businesses;

               (iv)     Indebtedness of the Loan Parties for trade accounts payable, provided that (A) such accounts arise in the ordinary course of business and (B) no material part of any such account is more than ninety (90) days past due (unless subject to a bona fide dispute and for which adequate reserves have been established);

     (v)     Indebtedness of the Loan Parties under Lender Rate Contracts entered into with respect to the Loans, provided that (A) all such Lender Rate Contracts are entered into in connection with bona fide hedging operations and not for speculation and (B) the aggregate notional principal amount under all such Rate Contracts does not exceed the Effective Amount of the Loans at any time;

               (vi)     Indebtedness of the Loan Parties under initial or successive refinancings of any Indebtedness permitted by clauses (ii), (iii) or (iv) above or clause (x) below, provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced and (B) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions) are no less favorable to the Lenders than the Indebtedness being refinanced;

               (vii)     Indebtedness of the Loan Parties with respect to workers’ compensation claims, self-insurance obligations, Permitted Insurance Premium Indebtedness, surety, appeal, indemnity, performance, or other similar bonds in the ordinary course of business (including surety or similar bonds issued in connection with the stay of a proceeding of the type described in Section 6.01(h));

               (viii)     Guaranty Obligations of any Loan Party in respect of Permitted Indebtedness of any wholly-owned Subsidiary;

               (ix)     Indebtedness of any Loan Party to any other Loan Party that is not an Exempt Subsidiary and Indebtedness of any Exempt Subsidiary to any Loan Party;

               (x)     Acquisition-Related Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any one time outstanding;

               (xi)     Permitted Subordinated Indebtedness in an aggregate principal amount not exceeding $35,000,000 (excluding "payment in kind" interest) at any one time outstanding;

               (xii)     Indebtedness consisting of Capital Leases, or Indebtedness otherwise incurred to finance the purchase or construction of property (which shall be deemed to exist if the Indebtedness is incurred at or within 90 days before or after the purchase or construction of the property), or to refinance any such Indebtedness, in each case entered into after the Closing Date, provided that the principal amount of such Indebtedness outstanding at any one time does not exceed $5,000,000 in the aggregate;

               (xiii)     Indebtedness incurred by any Loan Party arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Loan Party pursuant to such agreements, in connection with Acquisitions permitted hereunder or permitted dispositions or sales of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;

               (xiv)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

               (xv)     without duplication, Indebtedness constituting Investments otherwise permitted pursuant to Section 5.02(e); and

               (xvi)     other Indebtedness not to exceed $1 million in the aggregate at any one time.

For purposes of determining compliance with this Section 5.02(a), in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Administrative Agent, in consultation with the Borrower, shall classify such item of Indebtedness and will include the amount and type of such Indebtedness in only one of such clauses.

          (b)     Liens and Negative Pledges. No Loan Party shall create, incur, assume or permit to exist any Lien or Negative Pledge on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for the following ("Permitted Liens"):

               (i)     Liens and Negative Pledges in favor of the Administrative Agent or any Lender securing the Obligations;

               (ii)     Liens or Negative Pledges listed in Schedule 5.02(b) and existing on the date of this Agreement;

               (iii)     Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

               (iv)     Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law or Contractual Obligations documenting such relationships and incurred in the ordinary course of business for sums which are not overdue more than sixty (60) days or are being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

               (v)     Deposits under workers’ compensation, self insurance, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

               (vi)     Zoning restrictions, easements, encroachments, protrusions, rights-of-way, title irregularities and other similar encumbrances, which alone or in the aggregate are not substantial in amount and, with respect to property that is owned in fee simple, do not materially detract from the value of the property subject thereto and adversely interfere with the ordinary conduct of the business of any Loan Party;

               (vii)     Liens on any property or assets acquired, or on the property or assets of any Persons acquired, by any Loan Party after the date of this Agreement pursuant to Section 5.02(d), provided that (A) such Liens exist at the time such property or assets or such Persons are so acquired and (B) such Liens were not created in contemplation of such acquisitions;

               (viii)     Judgment Liens, provided that such Liens do not constitute an Event of Default under Section 6.01(h);

               (ix)     Liens arising in connection with Acquisition-Related Indebtedness, provided that such Indebtedness otherwise complies with Section 5.02(a)(x);

               (x)     Liens arising in connection with leases or subleases granted by the Borrower or any of its Subsidiaries to any other Person in the ordinary course of business;

               (xi)     Liens on patents, trademarks, trade names, service marks, copyrights, trade secrets or other intellectual property to the extent such Liens arise from the granting of licenses thereto granted by the Borrower or any of its Subsidiaries to any other Person in the ordinary course of business;

               (xii)     Liens securing payment of Indebtedness of the type permitted and described in Section 5.02(a)(xii), provided that such Indebtedness otherwise complies with Section 5.02(a)(xii);

               (xiii)     Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

               (xiv)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

               (xv)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods by the Borrower or any of its Subsidiaries in the ordinary course of business;

               (xvi)     Liens permitted as set forth in the definition of "Permitted Insurance Premium Indebtedness";

               (xvii)     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

               (xviii)     Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clause (ii) or (ix) above, provided that any extension, renewal or replacement Lien (A) is limited to the property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount and has material terms taken as a whole no less favorable to the Lenders than the Indebtedness secured by the existing Lien;

               (xix)     Negative Pledges existing by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business;

               (xx)     Negative Pledges applicable to any Subsidiary acquired after the Closing Date if such restrictions and conditions existed at the time such Subsidiary was acquired, were not created in anticipation of such acquisition and apply solely to such acquired Subsidiary; and

               (xxi)     Negative Pledges contained in agreements evidencing Indebtedness permitted by Section 5.02(a)(xii) that impose restrictions on the property so acquired;

provided, however, that the foregoing exceptions shall not permit any Lien in any Equity Securities issued by any Loan Party and pledged to the Administrative Agent by any Loan Party, except for Liens in favor of the Administrative Agent securing the Obligations.

          (c)     Asset Dispositions. No Loan Party shall sell, lease, transfer or otherwise dispose of any of its assets or property, whether now owned or hereafter acquired, except for the following:

               (i)     Sales by the Loan Parties of inventory in the ordinary course of their businesses;

               (ii)     Sales of assets in connection with the assignment or subleasing of leasehold interests or the closures and sale of any Store or group of Stores, provided that the total fair market value of such assets does not exceed $5,000,000 in any Fiscal Year;

               (iii)     Sales by the Loan Parties of surplus, damaged, worn or obsolete assets in the ordinary course of their businesses for not less than fair market value (or, if for less than fair market value, is in connection with the assignment by such Loan Party of one or more lease obligations by which it is bound), provided that no Default shall have occurred and be continuing, and the abandonment or other sale of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

               (iv)     Sales or other dispositions by any Loan Party of Investments permitted by Section 5.02(e) for not less than fair market value, provided that no Default shall have occurred and be continuing;

               (v)     Sales or other dispositions of assets and property by a Loan Party to any other Loan Party, or by any Exempt Subsidiary to any Loan Party;

               (vi)     Sales or other dispositions of assets and property by any Loan Party to any Exempt Subsidiary or a Foreign Subsidiary, provided that the terms of any such sales or other dispositions by or to the selling Loan Party are terms which are no less favorable to the selling Loan Party than would prevail in the market for similar transactions between unaffiliated parties dealing at arm’s length;

               (vii)     Licenses and sublicenses by the Borrower or any of its Subsidiaries of software, intellectual property and other general intangibles in the ordinary course of business and which do not materially interfere with the ordinary conduct of business of the Borrower or any such Subsidiary;

               (viii)     The Borrower and its Subsidiaries may sell Cash Equivalents in the ordinary course of business;

               (ix)     The surrender or waiver of litigation rights or settlement, release or surrender of tort or other litigation claims of any kind;

               (x)     The granting of Permitted Liens;

               (xi)     Transfers of condemned property to the respective Governmental Authority that have condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;

               (xii)     Sales, assignments, transfers or dispositions of defaulted accounts in the ordinary course of business for the purposes of collection;

               (xiii)     Investments permitted under Section 5.02(e); and

               (xiv)     Sales or other dispositions the proceeds of which are applied to the prepayment of the Loans and otherwise as set forth in Section 2.06(c).

          (d)     Mergers, Acquisitions, Etc. No Loan Party shall consolidate with or merge into any other Person or permit any other Person to merge into it (other than solely to change the jurisdiction of incorporation or organization or pursuant to an Acquisition permitted hereunder (but only to the extent done in compliance with the applicable provisions of the Security Agreement)), establish any new Subsidiary (unless such new Subsidiary (other than an Exempt Subsidiary) becomes a Loan Party hereunder), or make any Acquisition, except for the following:

               (i)     the Borrower and the other Loan Parties may merge with each other, provided that (A) no Default will result after giving effect to any such merger and (B) in any such merger involving the Borrower, the Borrower is the surviving Person;

               (ii)     any Subsidiary of the Borrower may be merged with or into any Loan Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any o Loan Party, provided that no Default will result after giving effect to any such merger;

               (iii)     any Exempt Subsidiary or any Foreign Subsidiary may be merged with or into any other Exempt Subsidiary or any other Foreign Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Exempt Subsidiary or any other Foreign Subsidiary, provided that no Default will result after giving effect to any such merger;

               (iv)     Acquisitions of any Person engaged in the business of manufacture, distribution or retail sale of natural or gourmet foods, vitamins, supplements or personal care items (and related grocery and other products) provided that:

                    (A)          No Default has occurred and is continuing on the date of, or will result after giving effect to, any such Acquisition; and

                    (B)          The aggregate consideration paid by the Loan Parties for all such Acquisitions (excluding consideration consisting of the Equity Securities of the Borrower or its Subsidiaries or of Net Cash Issuance Proceeds) paid in any Fiscal Year does not exceed $5,000,000; and

               (v)     Acquisitions by any Loan Party of any Person as a new Subsidiary or of all or substantially all of the assets of any Person engaged in a type of business other than the type described in clause (iv) above provided that:

                    (A)          No Default has occurred and is continuing on the date of, or will result after giving effect to, any such Acquisition; and

                    (B)          The aggregate consideration paid by the Loan Parties for all such Acquisitions (excluding consideration consisting of the Equity Securities of the Borrower or its Subsidiaries or of Net Cash Issuance Proceeds) paid in any Fiscal Year does not exceed in the aggregate $1,000,000.

          (e)     Investments. None of the Loan Parties shall make any Investment except for Investments in the following:

               (i)     Investments by the Loan Parties in cash and Cash Equivalents;

               (ii)     Investments listed in Schedule 5.02(e) existing on the date of this Agreement;

               (iii)     Subject to Section 5.02(k), Investments by the Borrower in any wholly-owned Subsidiary and Investments of any such Subsidiary in another wholly-owned Subsidiary; provided, however, that the aggregate amount of such Investments after the Closing Date in Exempt Subsidiaries and Foreign Subsidiaries that are not Exempt Subsidiaries shall not exceed $1,000,000 and provided further that each such Subsidiary (other than any Exempt Subsidiary or any Foreign Subsidiary) shall have executed and become a party to the Security Documents and the Guaranty, and such other documents and instruments as may be reasonably required by the Administrative Agent pursuant to Sections 2.14, as, and to the extent, applicable;

               (iv)     Investments by any Exempt Subsidiary in any Loan Party and Investments by any Foreign Subsidiary in any Loan Party;

               (v)     Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;

               (vi)     Investments made by any Loan Party as a result of consideration received in connection with an asset sale made in compliance with Section 5.02(c);

               (vii)     Investments permitted as Capital Expenditures pursuant to Section 5.03(e);

               (viii)     Investments owned by a Person acquired in an Acquisition permitted hereunder;

               (ix)     Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

               (x)     Intercompany Indebtedness to the extent permitted under Section 5.02(a);

               (xi)     Investments consisting of loans to employees, officers and directors in the ordinary course of business in an aggregate amount not exceeding $500,000 at any one time outstanding (excluding loans outstanding as of the Closing Date identified on Schedule 5.02(e));

               (xii)     The Borrower and its Subsidiaries may enter into and perform its obligations under Lender Rate Contracts to the extent permitted by Section 5.02(a);

               (xiii)     Commission, entertainment, relocation, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

               (xiv)     Investments permitted by Section 5.02(d);

               (xv)     Deposit accounts; and

               (xvi)     Other Investments in an aggregate amount not to exceed $7,500,000 invested at any time.

          (f)     Dividends, Redemptions, Etc. No Loan Party shall make any Distributions or set apart any sum for any such purpose, except as follows:

               (i)     Any Subsidiary of the Borrower may pay dividends on its Equity Securities to the Borrower or any wholly owned Subsidiary of the Borrower;

               (ii)     The Borrower may purchase fractional shares of its capital stock arising out of stock dividends, splits or combinations or business combinations;

               (iii)     The Borrower may make payments or distributions to dissenting stockholders pursuant to applicable law;

               (iv)     The Borrower may repurchase shares of capital stock owned by Perry D. Odak in an aggregate amount not to exceed, during the term of this Agreement, the outstanding principal amount of the Executive Note (plus any interest accrued thereon), so long as (A) the consideration given by the Borrower for such shares consists only of a non-cash charge related to the forgiveness of all or any portion of the indebtedness arising under the Executive Note or (B) such repurchase is otherwise permitted by clause (v) below; and

               (v)     In addition to the foregoing, the Borrower may purchase shares of its capital stock from any shareholder (including Perry D. Odak) with cash and Permitted Subordinated Indebtedness in an amount not to exceed $5,000,000 during any Fiscal Year, provided that after giving effect to the making of each such purchase, the Borrower is in compliance with Section 5.03(c) and no Default has occurred and is continuing on the date of, or would result after giving effect to, any such purchase;

provided, that in no event shall the aggregate amount of Distributions made by the Borrower during any Fiscal Year of the Borrower exceed the Net Income of the Loan Parties for the most recently ended Fiscal Year of the Borrower, unless such distributions are for payment of taxes by an upper-tier entity with respect to a lower-tier entity.

          (g)     Change in Business. No Loan Party shall engage (excluding any Investments permitted hereunder), either directly or indirectly through Affiliates, in any business substantially different from the business of the Borrower as of the Closing Date and businesses related, ancillary or complementary thereto, it being understood that such business consists of the manufacture, wholesale distribution and retail sale of natural foods, vitamins, supplements and personal care items (and related grocery and other products).

          (h)     Payments of Indebtedness, Etc. No Loan Party shall (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled payment thereof any Indebtedness (other than the Obligations, refinancing of Indebtedness to the extent permitted pursuant to Section 5.02(a), or repayment of Indebtedness of any Subsidiary of the Borrower owed to any Loan Party); (ii) amend, modify or otherwise change the terms of any document, instrument or agreement evidencing Indebtedness (other than the Obligations to the extent set forth in this Agreement) so as to accelerate the scheduled payment thereof; (iii) amend, modify or otherwise change any of the subordination or other provisions of any document, instrument or agreement evidencing subordinated Indebtedness in a manner which adversely affects the material rights of the Administrative Agent and the Lenders; or (iv) make any payment in contravention of any Subordination Agreement (if any) or not otherwise permitted pursuant to the definition of Permitted Subordinated Indebtedness.

          (i)     ERISA.

               (i)     No Loan Party shall (A) adopt or institute any Employee Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (B) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan, (C) engage or permit any Person to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the IRC involving any Employee Benefit Plan or Multiemployer Plan which would subject the Borrower or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify, (D) incur or allow to exist any accumulated funding deficiency (within the meaning of section 412 of the IRC or section 302 of ERISA), (E) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (F) fail to comply with the requirements of section 4980B of the IRC or Part 6 of Title I(B) of ERISA, or (G) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 401(a)(29) of the IRC, where singly or cumulatively, any of the above would be reasonably likely to have a Material Adverse Effect.

               (ii)     No Loan Party shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan, (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, any of the above would be reasonably likely to have a Material Adverse Effect.

          (j)     Transactions With Affiliates. Except as set forth on Schedule 5.02(j), no Loan Party shall enter into any Contractual Obligation with any Affiliate (other than any other Loan Party) or engage in any other transaction with any Affiliate except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons, unless such transaction is otherwise permitted hereunder (excluding compensation and indemnifications arrangements and benefit plans for officers, directors and other employees of the Borrower and its Subsidiaries entered into or maintained or established in the ordinary course of business).

          (k)     Accounting Changes. No Loan Party shall change (i) its Fiscal Year or (ii) its accounting practices except as required by GAAP or any Governmental Rule applicable to such Loan Party.

          (l)     Amendments of Agreements Related to Permitted Subordinated Indebtedness; Amendments of Certificate of Incorporation or Bylaws.

               (i)     No Loan Party shall agree to amend, modify, supplement or replace any document, instrument or agreement executed in connection with Permitted Subordinated Indebtedness in any respect that would adversely affect in any material respect any right or interest of the Lenders or any Loan Party’s ability to pay and perform the Obligations.

               (ii)     The Borrower shall not permit its certificate of incorporation or bylaws to be amended, modified, supplemented or replaced in any respect that would adversely affect in any material respect any right or interest of the Lenders or the Borrower’s ability to pay and perform the Obligations.

          (m)     Limitation on Consolidated Tax Liability. No Loan Party shall pay federal income taxes relating to the taxable income of any Subsidiary or Affiliate of the Borrower which is not a Loan Party in excess of the amount of federal income taxes such Loan Party would pay if reporting as a separate entity, unless such Loan Party is fully reimbursed by such Subsidiary or Affiliate of the Borrower on or before the payment of such taxes.

          (n)     Restrictive Agreements. No Loan Party shall agree to any restriction or limitation (other than as set forth in this Agreement) on the making of Distributions or the transferring of asset from any Subsidiary to the Borrower other than restrictions (i) imposed on a Subsidiary and existing at the time it became a Subsidiary if such restrictions were not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by any Loan Party and only to the extent applying to such Subsidiary; (ii) under any agreement, instrument or contract affecting property or a Person at the time such property or Person was acquired by any Loan Party, so long as such restriction relates solely to the property or Person so acquired and was not created in connection with or in anticipation of such acquisition; (iii) under or in connection with any joint venture agreements, partnership agreement, stock sale agreements and other similar agreements; provided that (A) any such agreements are entered into in the ordinary course of business and in good faith, and (B) such restrictions are reasonably customary for such agreements.

     5.03.     Financial Covenants. Until the termination of this Agreement and the satisfaction in full by the Borrower of all Obligations (other than inchoate indemnity obligations), the Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

          (a)     Adjusted Leverage Ratio. The Borrower shall not permit the Adjusted Leverage Ratio as at the end of any Fiscal Quarter to be greater than the following for the respective periods set forth below:

Period	Adjusted Leverage Ratio
Closing Date to and including September 25, 2004	3.75:1.00
September 26, 2004 and any time thereafter	3.50:1.00

          (b)     Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as at the end of any Fiscal Quarter to be less than the following for the respective periods set forth below:

Period	Fixed Charge Coverage Ratio
Closing Date to and including April 2, 2005	1.10:1.00
April 3, 2005 and any time thereafter	1.20:1.00

          (c)     Stockholders’ Equity. The Borrower shall not permit Stockholders’ Equity on any date (such date to be referred to herein as a "Determination Date") which occurs after the Closing Date (such date to be referred to herein as the "Base Date") to be less than the sum (the "Minimum Shareholders’ Equity Amount") on such Determination Date of the following:

               (i)     $125,000,000; plus

               (ii)     Seventy-five percent (75%) of the cumulative sum of the Borrower’s quarterly Net Income (ignoring any quarterly losses) for each Fiscal Quarter of the Borrower after the Base Date through and including the Fiscal Quarter ending on the Determination Date; plus

               (iii)     One hundred percent (100%) of the Net Cash Issuance Proceeds raised for each Fiscal Quarter of the Borrower after the Base Date through and including the Fiscal Quarter ending on the Determination Date.

          (d)     New Leases. The Borrower shall not permit the aggregate amount of New Leases for New Stores (excluding relocations of existing Stores) entered into by the Loan Parties to be greater than the following amounts for the respective periods set forth below:

Period	Maximum
Any Fiscal Quarter	[CONFIDENTIAL]**
Fiscal Year 2003	[CONFIDENTIAL]**
Fiscal Year 2004	[CONFIDENTIAL] **
Fiscal Year 2005 and each Fiscal Year thereafter	[CONFIDENTIAL] **

** Confidential Treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

Notwithstanding the foregoing, the Borrower may utilize Net Cash Issuance Proceeds to finance additional New Leases not otherwise permitted pursuant to this Section 5.03(d), and for purposes of determining the "cost" associated with entering into such additional new Leases, the deemed cost for entering into new Leases for Stores using the "natural foods supermarket" format shall be $2,700,000, and the deemed cost for entering into new Leases for Stores using the "farmers’ market" format shall be $2,000,000.

          (e)     Capital Expenditures. The Borrower shall not permit the aggregate amount of Capital Expenditures made by the Loan Parties in any Fiscal Year to be greater than the following amounts for the respective Fiscal Years set forth below:

Fiscal Year	Maximum Amount
2003	[CONFIDENTIAL] **
2004	[CONFIDENTIAL] **
2005 and each Fiscal Year thereafter	[CONFIDENTIAL] **

** Confidential Treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

provided, however, that to the extent the maximum amount of Capital Expenditures for any Fiscal Year (such Fiscal Year, a "Base Year"), as set forth above, exceeds the actual Capital Expenditures made by the Loan Parties for such Base Year, the Loan Parties shall be allowed to carry forward and add to the maximum amount of permissible Capital Expenditures for the immediately following Fiscal Year an amount equal to the lesser of (i) the excess of the maximum amount of Capital Expenditures for such Base Year over the actual Capital Expenditures made for such Base Year and (ii) 20% of the maximum amount of Capital Expenditures for such Base Year.

          (f)     Total New Growth. The Borrower shall not permit the total number of Stores in existence at any time during any Fiscal Year to exceed an amount (rounded to the nearest whole number) equal to [CONFIDENTIAL]**% of the number of Stores in existence as of the end of the immediately preceding Fiscal Year.

** Confidential Treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

ARTICLE VI.      DEFAULT.

     6.01.     Events of Default. The occurrence or existence of any one or more of the following shall constitute an "Event of Default" hereunder:

          (a)     Non-Payment. The Borrower shall (i) fail to pay when due any principal of any Loan or any L/C Obligation or, (ii) fail to pay within five (5) Business Days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Document within seven (7) Business Days after the same becomes due; or

          (b)     Specific Defaults. (i) The Borrower shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 5.01(d), Section 5.01(g)(i), Section 5.02 or Section 5.03 or (ii) any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 2 of the Security Agreement, Section 4(c) of the Security Agreement, Section 8(i) or (ii) of the Pledge Agreement, Section 15 of the Pledge Agreement or Section 16 of the Pledge Agreement; or

          (c)     Other Defaults. (i) The Borrower shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 5.01(a) and such failure shall continue for five (5) days, (ii) any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement contained in Section 4(p) of the Security Agreement, and such failure shall continue for ten (10) days beyond any grace period applicable thereto, (iii) any Loan Party shall fail to pay any amounts payable under the terms of the Security Agreement, the Pledge Agreement or the Guaranty, as applicable, within seven (7) Business Days after the same becomes due, or (iv) any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days (which such thirty (30) day period shall be deemed to run concurrently with, and not in addition to, any other grace period provided for any such covenant, obligation, condition or agreement) after the earlier of (A) any Loan Party’s written acknowledgement of such failure and (B) the Administrative Agent’s written notice to the Borrower of such failure; or

          (d)     Representations and Warranties. Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

          (e)     Cross-Default. (i) Any Loan Party shall fail to make any payment on account of any Indebtedness or Contingent Obligation of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness or Contingent Obligation exceeds $5,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any Loan Party (other than the Obligations) in an aggregate amount exceeding $5,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (ii) any Loan Party shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness or Contingent Obligation of such Person (other than the Obligations) in an aggregate amount exceeding $5,000,000, or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any Loan Party (other than the Obligations) in an aggregate amount exceeding $5,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

          (f)     Insolvency; Voluntary Proceedings. Any Loan Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) except as permitted hereunder, be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

          (g)     Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement; or

          (h)     Judgments. (i) One or more judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount of $3,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be (A) satisfied, vacated or stayed for a period of ten (10) consecutive days or (B) appealed within the shorter of forty-five (45) days or the time period during which such an appeal is required to be brought; or (ii) any judgment, writ, assessment, warrant of attachment, tax lien (other than for taxes not yet due and payable or which are being contested in good faith, by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP) or execution or similar process shall be issued or levied against a substantial part of the property of any Loan Party and the same shall not be released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy; or

          (i)     Credit Documents. Any Credit Document or any material term thereof shall cease to be (other than in accordance with its terms or by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, and with respect to any material term ceasing to be a legal, valid and binding obligation, is not cured within thirty (30) days thereafter; or

          (j)     Security Documents. Any Lien intended to be created by any Security Document, (i) with respect to Collateral (other than Equity Securities) having a value in excess of $1,500,000 or (ii) with respect to Collateral consisting of Equity Securities, shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason (other than in accordance with its terms or by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof), or any security interest purported to be created by any Security Document shall (other than in accordance with its terms or by reason of action by the Administrative Agent or any Lender or a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) cease to be, or shall be asserted by any Loan Party not to be, a valid, first priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in (x) Collateral (other than Equity Securities) covered thereby if such Collateral has a value in excess of $1,500,000 or (y) Collateral covered thereby consisting of Equity Securities; or

          (k)     Employee Benefit Plans. The termination of any Employee Benefit Plan by the PBGC with unfunded liabilities in excess of $3,000,000, or any Employee Benefit Plan shall be terminated within the meaning of Title IV of ERISA; or

          (l)     Change of Control. Any Change of Control shall occur; or

          (m)     Involuntary Dissolution or Split Up. Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or

          (n)     Lender Rate Contracts. The occurrence of any event of default, beyond any applicable grace period, under any Lender Rate Contract and the effect of such event of default is to cause Indebtedness in an aggregate amount exceeding $1,000,000 to become due and payable.

     6.02.     Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (a) terminate the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans, (b) require that the Borrower Cash Collateralize the Obligations in an amount equal to 103% of the then Effective Amount of the L/C Obligations or obtain a Back-Up Letter of Credit in an amount at least equal to the Effective Amount of the L/C Obligations; and/or (c) declare all or any portion of the outstanding Obligations payable by the Borrower to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (2) the obligation of the Borrower to Cash Collateralize the Obligations in an amount equal to 103% of the then Effective Amount of the L/C Obligations or to obtain a Back-Up Letter of Credit in an amount at least equal to the Effective Amount of the L/C Obligations shall automatically become effective and (3) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Administrative Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both.

ARTICLE VII.      THE ADMINISTRATIVE AGENT, ETC..

     7.01.     Appointment, Powers and Immunities

          (a)     Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender or have any fiduciary duty to any Lender. Notwithstanding anything to the contrary contained herein the Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rule. Neither the Administrative Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, the Administrative Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders.

          (b)     The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

     7.02.     Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

     7.03.     Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received a written notice from a Lender or Borrower, referring to this Agreement, describing such Default and stating that such notice is a "Notice of Default". If the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything in the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.

     7.04.     Indemnification. Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

     7.05.     Non-Reliance. Each Lender represents that it has, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Loan Parties and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party; (b) have any duty or responsibility to provide any Lender with any credit or other information concerning any Loan Party which may come into the possession of the Administrative Agent, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Loan Party or any officer, employee or agent of any Loan Party in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document.

     7.06.     Resignation or Removal of the Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Borrower and the Lenders, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent, if not a Lender, shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent if a Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. Notwithstanding the foregoing, however, Wells Fargo may not be removed as Administrative Agent at the request of the Required Lenders unless Wells Fargo shall also simultaneously be replaced and fully released as "L/C Issuer" and "Swing Line Lender" hereunder pursuant to documentation in form and substance reasonably satisfactory to Wells Fargo.

     7.07.     Authorization. The Administrative Agent is hereby authorized by the Lenders to execute and deliver such documents, instruments and agreements as the Administrative Agent may deem necessary to release any Collateral which the Borrower or any other Loan Party is permitted to sell, lease or otherwise transfer pursuant to the terms of the Credit Documents.

     7.08.     The Administrative Agent in its Individual Capacity. The Administrative Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with the any Loan Party and its Affiliates as though the Administrative Agent were not the Administrative Agent, L/C Issuer or Swing Line Lender hereunder. With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Swing Line Lender, and the terms "Lender" or "Lenders" shall include the Administrative Agent in its capacity as a Lender.

ARTICLE VIII.      MISCELLANEOUS.

     8.01.     Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered, if to the Borrower or to the Administrative Agent, the L/C Issuer or the Swing Line Lender, at its respective facsimile number or mailing address set forth below or, if to any Lender, at the mailing address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number or mailing address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when sent by facsimile transmission, upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent, the L/C Issuer or the Swing Line Lender under Article II shall not be effective until actually received by such Person.

     The Administrative Agent,

the L/C Issuer and the

Swing Line Lender:           Wells Fargo Bank, National Association

C7301-031

1740 Broadway

Denver, CO 80274

Attention: Yevette Conrad, Loan Specialist

Tel. No.: (303) 863-5460

Fax No.: (303) 863-5531

E-Mail: Yevette.M.Conrad@wellsfargo.com

The Borrower:      Wild Oats Markets, Inc.

3375 Mitchell Lane

Boulder, CO 80301

Attention: Chief Financial Officer

Tel. No. (720) 562-4702

Fax No. (303) 402-9920

E-Mail: edunlap@wildoats.com

with a copy to:

Wild Oats Markets, Inc.

3375 Mitchell Lane

Boulder, CO 80301

Attention: General Counsel

Tel. No. (720) 562-4822

Fax No. (303) 402-9920

E-Mail: fbrier@wildoats.com

Each Notice of Borrowing, Notice of Revolving Loan Conversion and Notice of Revolving Loan Interest Period Selection shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours. In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent or any Lender to be made by telephone or facsimile, the Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.

     8.02.     Expenses. The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all reasonable and documented out-of-pocket fees and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in connection with the syndication of the facilities provided hereunder, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments and waivers hereunder and thereunder and (b) after a Default, all reasonable fees and expenses (which such fees and expenses shall be set forth in a written request sent by the Administrative Agent to each Grantor), including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent and the Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of the Administrative Agent’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any "workout" or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Loan Party). As used herein, the term "attorneys’ fees and expenses" shall include, without limitation, allocable costs and expenses of the Administrative Agent’s and, in the case of clause (b) above, the Lenders’ in-house legal counsel and staff. The obligations of the Borrower under this Section 8.02 shall survive the payment and performance of the Obligations and the termination of this Agreement.

     8.03.     Indemnification. To the fullest extent permitted by law, the Borrower agrees to protect, indemnify, defend and hold harmless the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Lenders and their Affiliates and their respective directors, officers, employees, agents, trustees and advisors (collectively, "Indemnitees") on an After-Tax Basis from and against any and all liabilities, losses, damages or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorney’s fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (a) the Credit Documents or any transaction contemplated thereby, including without limitation any use by the Borrower of any proceeds of the Loans or the Letters of Credit (but excluding amounts relating to taxes, which shall be governed solely and exclusively by Section 2.12), provided, however, that nothing herein shall preclude payments of any amounts that are required to be paid on an After-Tax Basis, (b) any Environmental Damages, and (c) any claims for brokerage fees or commissions in connection with the Credit Documents or any transaction contemplated thereby; provided, however, that the Borrower shall in no event be liable for any of the foregoing to the extent they arise from any Indemnitee’s gross negligence or willful misconduct. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent or any Lender believes is covered by this indemnity, the Administrative Agent or such Lender shall give the Borrower notice of the matter and an opportunity to defend it, at the Borrower’s sole cost and expense, with legal counsel reasonably satisfactory to the Administrative Agent or such Lender, as the case may be. The Administrative Agent or such Lender may also require Borrower to defend the matter. Any failure or delay of the Administrative Agent or any Lender to notify Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.03 but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable. The obligations of the Borrower under this Section 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.

     8.04.     Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders); provided, however, that:

          (a)     Any amendment, waiver or consent which would (i) increase the Total Commitment (except for any increase made in accordance with Section 2.04(b)), (ii) extend the Maturity Date, (iii) reduce the principal of or interest on any Loan or L/C Borrowing or any fees or other amounts payable for the account of the Lenders hereunder, (iv) extend any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of the Lenders, (v) amend this Section 8.04, (vi) amend the definition of Required Lenders or (vii) release any Guarantor that constitutes a Material Subsidiary or any substantial part of the Collateral, except for any release in connection with a sale or other disposition of Collateral authorized by Section 5.02(c), must be in writing and signed or approved in writing by all Lenders;

          (b)     Any amendment, waiver or consent which increases or decreases the Proportionate Share of any Lender must be in writing and signed by such Lender;

          (c)     Any amendment, waiver or consent which affects the rights or duties of the Swing Line Lender under this Agreement must be in writing and signed by the Swing Line Lender;

          (d)     Any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer; and

          (e)     Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent.

No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

     8.05.     Successors and Assigns.

          (a)     Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of the Administrative Agent and each Lender.

          (b)     Participations. Any Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans). In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in clause (i), (ii), (iii), (iv) or (vii) of Section 8.04(a) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence or Section 2.12 which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.10(b). The Borrower also agrees that any Lender which has transferred any participating interest in its Commitment or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.11, 2.12 and 2.13, as if such Lender had not made such transfer.

          (c)     Assignments. Any Lender may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), sell and assign to any Lender or any Eligible Assignee (individually, an "Assignee Lender") all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this subsection (c), participations in L/C Obligations and in Swing Line Loans) (such a sale and assignment to be referred to herein as an "Assignment") pursuant to an assignment agreement in substantially the form of Exhibit J (an "Assignment Agreement"), executed by each Assignee Lender and such assignor Lender (an "Assignor Lender") and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

               (i)     Each Assignee Lender shall provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may reasonably require with respect to any continuing obligation to purchase participation interests in any L/C Obligations or any Swing Line Loans then outstanding;

               (ii)     Without the written consent of the Administrative Agent and, if no Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof;

               (iii)     Without the written consent of the Administrative Agent and, if no Default has occurred and is continuing, the Borrower (which consents shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender if, after giving effect to such Assignment, the Commitment or Loans of such Lender or such Assignee Lender would be less than Five Million Dollars ($5,000,000) (except that a Lender may make an Assignment which reduces its Commitment or Loans to zero without the written consent of the Borrower and the Administrative Agent); and

               (iv)     Without the written consent of the Administrative Agent and, if no Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment which does not assign and delegate an equal pro rata interest in such Lender’s Loans, Commitments and all other rights, duties and obligations of such Lender under this Agreement and the other Credit Documents.

Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with a Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with a Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement. Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Commitment and Loans to $0 and the resulting adjustment of Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Revolving Loan Note, if any, of the Assignor Lender thereunder, a new Revolving Loan Note to the order of each Assignee Lender thereunder that requests such a note (with each new Revolving Loan Note to be in an amount equal to the Commitment assumed by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Revolving Loan Note to the order of the Assignor Lender if so requested by such Assignor Lender (with the new Revolving Loan Note to be in an amount equal to the Commitment retained by it). Each such new Revolving Loan Note shall be dated the Closing Date, and each such new Revolving Loan Note shall otherwise be in the form of the Revolving Loan Note replaced thereby. The Revolving Loan Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked "Replaced". Each Assignee Lender which was not previously a Lender hereunder and which is not incorporated under the laws of the United States or a state thereof shall, on or prior to the date of becoming a Lender, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI or W-9 (or other applicable forms or certifications), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitments and Loans pursuant to subsection (c) above, Wells Fargo may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon five Business Days’ notice to the Borrower, terminate the Swing Line. In the event of any such resignation as L/C Issuer or termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or the termination of the Swing Line, as the case may be. Wells Fargo shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Wells Fargo terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Revolving Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.03(c).

          (d)     Register. The Administrative Agent shall maintain at its address referred to in Section 8.01 a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments or Loans of each Lender from time to time, and no Assignment shall be effective unless entered in the Register, in accordance with the requirements of Treasury Regulations section 5f.103-1. The Administrative Agent shall be the agent of the Borrower for purposes of keeping the Register. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e)     Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and Borrower. The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and respective Commitments or Loans of all Lenders then parties hereto.

          (f)     Confidentiality. Subject to Section 8.10, the Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to the Borrower and its Subsidiaries to each other or to any potential Participant or Assignee Lender.

          (g)     Pledges to Federal Reserve Banks. Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents.

          (h)     Assignments by Wells Fargo. Notwithstanding any provision in this Section 8.05 to the contrary, no Assignment by Wells Fargo shall be subject to the requirements set forth in clauses (i), (ii), (iii) and (iv) of the proviso of Section 8.05(c) until the syndication of the Commitments and the Loans has been successfully completed (as determined by Wells Fargo in its sole discretion), and no registration or processing fee shall be payable in connection with any such Assignment by Wells Fargo.

     8.06.     Setoff; Security Interest.

          (a)     Setoff. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations any amount owing from such Lender to the Borrower. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

          (b)     Security Interest. As security for the Obligations, the Borrower hereby grants to the Administrative Agent and each Lender, for the benefit of the Administrative Agent and the Lenders, a continuing security interest in any and all deposit accounts or moneys of the Borrower now or hereafter maintained with such Lender as security for the Obligations. Each Lender shall have all of the rights of a secured party with respect to such security interest.

     8.07.     No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

     8.08.     Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

     8.09.     Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

     8.10.     Confidentiality. Neither any Lender nor the Administrative Agent shall disclose to any Person any information with respect to any Loan Party which is furnished pursuant to this Agreement or under the other Credit Documents, except that any Lender or the Administrative Agent may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to any other Lender or the Administrative Agent; (c) which is otherwise available to the public other than as a result of a breach of this Section 8.10; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender or the Administrative Agent; (e) if required in response to any summons or subpoena; (f) in connection with any enforcement by the Lenders and the Administrative Agent of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (g) to comply with any Requirement of Law applicable to such Lender or the Administrative Agent; (h) to any Assignee Lender or Participant or any prospective Assignee Lender or Participant, provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant agrees to be bound by this Section 8.10; or (i) otherwise with the prior consent of such Loan Party; provided, however, that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any non-public information prior to disclosure of such information and shall assist the Borrower, at its cost, in obtaining such confidentiality or protective orders as the Borrower may seek; provided, further, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents.

     8.11.     Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

     8.12.     Consent to Jurisdiction. Each party to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Colorado and the courts of the United States of America located in the District of Colorado and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.12 shall affect the right of any party to this Agreement to commence legal proceedings or otherwise sue any other party to this Agreement in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any other party to this Agreement in any manner authorized by the laws of any such jurisdiction. Each party to this Agreement agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitutes adequate service of process in any such suit. Each party to this Agreement irrevocably waives to the fullest extent permitted by applicable law (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of Colorado to any court of the United States of America; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of the Borrower or to post a bond or to take similar action.

     8.13.     Arbitration.

          (a)     Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loans and related Credit Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination, or (ii) requests for additional credit.

          (b)     Governing Rules. Any arbitration proceeding will (i) proceed in a location in Colorado selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. 91 or any similar applicable state law.

          (c)     No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in clauses (i), (ii) and (iii) of this Section 8.13(c).

          (d)     Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Colorado or a neutral retired judge of the state or federal judiciary of Colorado, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Colorado and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (e)     Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

          (f)     Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

          (g)     Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

          (h)     Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Credit Documents or the subject matter of the dispute shall control. The arbitration provisions set forth in this Section 8.13 shall survive termination, amendment or expiration of any of the Credit Documents or any relationship between the parties.

     8.14.     Termination of Prior Credit Agreement. Upon the execution and delivery of this Agreement, the Prior Credit Agreement shall terminate save for those provisions therein which are expressed or intended to survive the termination thereof. Immediately prior to the Closing Date, all loans outstanding under the Prior Credit Agreement shall be purchased by the Lenders hereunder from the Prior Lenders and shall be deemed to be Revolving Loans made by each of the Lenders under this Agreement (and all accrued and unpaid interest thereon shall begin to accrue interest at the rates set forth in this Agreement), and all Prior Letters of Credit shall be deemed to be Letters of Credit issued and outstanding under this Agreement (and all accrued unpaid fees thereon shall begin to accrue at the rates set forth in this Agreement). To effectuate the foregoing, immediately prior to the Closing Date the Administrative Agent shall calculate the Proportionate Share of each Lender in each Revolving Loan outstanding under the Prior Credit Agreement. Based upon such calculation, each Lender shall purchase from the Prior Lenders or sell to the other Lenders such shares in the outstanding Revolving Loans as the Administrative Agent determines is necessary to cause each Lender to hold Revolving Loans in a principal amount equal to such Lender’s Proportionate Share. On and after the Closing Date, this Agreement and the other Credit Documents shall amend, restate and supercede in their entirety and replace the Prior Credit Agreement and the Prior Credit Documents (other than the Leasehold Mortgages, any UCC filings and any filings made with the U.S. Patent and Trademark Office evidencing the Administrative Agent’s continuing Lien on and security interest in any of the Collateral); provided, however, that the execution and delivery of this Agreement and the other Credit Documents shall not (a) operate as a waiver of any right, power or remedy of the Prior Lenders under the Prior Credit Agreement and the other Prior Credit Documents, except to the extent expressly waived in this Agreement and the other Credit Documents, or (b) extinguish, impair or constitute a novation of any obligations of the Borrower or the Guarantors under the Prior Credit Agreement or the Prior Credit Documents except to the extent any such obligation is actually satisfied by a Borrower or a Guarantor thereunder. Promptly upon the closing of this Agreement and the receipt by the Lenders of its Notes, such Lenders that were also Prior Lenders under the Prior Credit Agreement shall return to the Borrower any Notes delivered to such Prior Lender in connection with the Prior Credit Agreement marked "cancelled".

[The first signature page follows.]

     IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent, the L/C Issuer and the Swing Line Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

WILD OATS MARKETS, INC.,

a Delaware corporation

By: /s/ Freya R. Brier

Name: Freya R. Brier

Title:     Vice President, Legal

ADMINISTRATIVE AGENT, L/C ISSUER AND SWING LINE LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

THE LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

U.S. BANK NATIONAL ASSOCIATION

By:

Name:

Title:

VECTRA BANK COLORADO N.A.

By:

Name:

Title:

SCHEDULE I

THE LENDERS

PART A

LENDERS’ COMMITMENTS AND PROPORTIONATE SHARES

Lender	Commitment	Proportionate Share
Wells Fargo Bank, National Association	$45,000,000	60.0%
U.S. Bank National Association	$15,000,000	20.0%
Vectra Bank Colorado N.A.	$15,000,000	20.0%

SCHEDULE I

PART B

LENDERS’ ADDRESSES, ETC.

WELLS FARGO BANK, NATIONAL ASSOCIATION

Address for Notices:

Wells Fargo Bank, National Association

C7301-031

1740 Broadway

Denver, CO 80274

Attention: Yevette Conrad, Loan Specialist

Tel. No.: (303) 863-5460

Fax No.: (303) 863-5531

E-Mail: Yevette.M.Conrad@wellsfargo.com

Wiring Instructions:

Bank:               Wells Fargo Bank, National Association

City, State:          San Francisco, CA

ABA Number:          121000248

Payee Name:          SYNDIC/WFBCORP/Wild Oats Markets, Inc.

Account Number:      4081-656894

Reference:          Wild Oats Markets, Inc.

U.S. BANK NATIONAL ASSOCIATION

Address for Notices:

Commercial Loan Servicing Department

U.S. Bank National Association

555 S.W. Oak Street, PL-7

Portland, OR 97204

Attn: Lennie Regalado, Participation Specialist

Tel. No.: (503) 275-4560

Fax No.: (503) 275-5428

E-Mail: lennie.regalado@usbank.com

Wiring Instructions:

Bank:               U.S. Bank National Association

City, State, Zip:     Portland, Oregon 97204

ABA Number:          123-000-220

Account Name:     Commercial Loan Servicing West

Account Number:      00340012160600

Reference:          Wild Oats Markets, Inc.

Attention:          Lennie Regalado, Participation Specialist

VECTRA BANK COLORADO N.A.

Address for Notices:

Vectra Bank Colorado N.A.

2000 S. Colorado Blvd. 2-1200

Denver, CO 80222

Attn: Karla Proffit

Tel. No.: (720) 847-7792

Fax No.: (720) 947-7760

E-Mail.: KPROFFIT@VECTRABANK.COM

Wiring Instructions:

Bank:               Vectra Bank Colorado N.A.

City, State:          Denver, Colorado

ABA Number:          102003154

Account Number:     6966001586

Ref:               Wild Oats Markets, Inc.

DOCSSF1:652592.12 confidential